                                                                  EXECUTION COPY


================================================================================

                                CREDIT AGREEMENT
                          Dated as of February 27, 1997

                                      among


                                   GFSI, INC.


                       THE INSTITUTIONS FROM TIME TO TIME
                            PARTIES HERETO AS LENDERS

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent

================================================================================

                                                 TABLE OF CONTENTS


ARTICLE I:  DEFINITIONS...........................................................................................1
         1.2       References....................................................................................36
         1.3       Supplemental Disclosure.......................................................................36

ARTICLE II:  THE CREDITS.........................................................................................37
         (a) Term Loan A.........................................................................................37
                  (i)  Amount of Term Loan A.....................................................................37
                  (ii)  Borrowing Notice.........................................................................37
                  (iii)  Making of Term Loans....................................................................37
                  (iv)  Repayment of the A Term Loans............................................................37
         (b) Term Loan B.........................................................................................39
                  (i)  Amount of Term Loan B.....................................................................39
                  (ii)  Borrowing Notice.........................................................................39
                  (iii)  Making of Term Loans....................................................................39
                  (iv)  Repayment of the B Term Loans............................................................39
         2.2  Revolving Loans....................................................................................41
         2.3  Swing Line Loans...................................................................................41
         2.4  Rate Options for all Advances......................................................................43
         2.5  Optional Payments; Mandatory Prepayments...........................................................43
                  (A)  Optional Payments.........................................................................43
                  (B)  Mandatory Prepayments.....................................................................43
         2.6  Reduction of Commitments...........................................................................45
         2.7  Method of Borrowing................................................................................46
         2.8  Method of Selecting Types and Interest Periods for Advances........................................46
         2.9  Minimum Amount of Each Advance.....................................................................46
         2.10  Method of Selecting Types and Interest Periods for Conversion and
                  Continuation of Advances.......................................................................46
                  (A)  Right to Convert..........................................................................46
                  (B)  Automatic Conversion and Continuation.....................................................46
                  (C)  No Conversion Post-Default or Post-Unmatured Default......................................47
                  (D)  Conversion/Continuation Notice............................................................47
         2.11  Default Rate......................................................................................47
         2.12  Collections Account Arrangements..................................................................47
         2.13  Method of Payment.................................................................................47
         2.14  Notes, Telephonic Notices.........................................................................48
         2.15  Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis;
                   Taxes; Loan and Control Accounts..............................................................48
                  (A)  Promise to Pay............................................................................48
                  (B)  Interest Payment Dates....................................................................48
                  (C)  Commitment Fees...........................................................................49

                  (D)  Interest and Fee Basis; Applicable Eurodollar Margin; Applicable Floating
                           Rate Margin and Applicable Commitment Fee Percentage..................................49
                  (E)  Taxes.....................................................................................51
                  (F)  Loan Account..............................................................................54
                  (G)  Control Account...........................................................................54
                  (H)  Entries Binding...........................................................................54
         2.16  Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving
                   Loan Commitment Reductions....................................................................54
         2.17  Lending Installations.............................................................................54
         2.18  Non-Receipt of Funds by the Agent.................................................................54
         2.19  Termination Date..................................................................................55
         2.20  Replacement of Certain Lenders....................................................................55
         2.21  Letter of Credit Facility.........................................................................56
         2.22  Letter of Credit Participation....................................................................57
         2.23  Reimbursement Obligation..........................................................................58
         2.24  Cash Collateral...................................................................................58
         2.25  Letter of Credit Fees.............................................................................59
         2.26  Indemnification; Exoneration......................................................................59
         2.27  Issuing Lender Reporting Requirements.............................................................60

ARTICLE III:  CHANGE IN CIRCUMSTANCES............................................................................60
         3.1  Yield Protection...................................................................................60
         3.2  Changes in Capital Adequacy Regulations............................................................61
         3.3  Availability of Types of Advances..................................................................62
         3.4  Funding Indemnification............................................................................62
         3.5  Lenders' Duty to Mitigate; Lender Statements; Survival of Indemnity................................63

ARTICLE IV:  CONDITIONS PRECEDENT................................................................................63
         4.1  Initial Advances and Letters of Credit.............................................................63
         4.2  Each Advance and Letter of Credit..................................................................65

ARTICLE V:  REPRESENTATIONS AND WARRANTIES.......................................................................65
         5.1   Organization; Corporate Powers....................................................................65
         5.2   Authority.........................................................................................66
         5.3   No Conflict; Governmental Consents................................................................66
         5.4   Financial Statements..............................................................................67
         5.5   No Material Adverse Change........................................................................67
         5.6   Taxes.............................................................................................68
                  (A)  Tax Examinations..........................................................................68
                  (B)  Payment of Taxes..........................................................................68
         5.7   Litigation; Loss Contingencies and Violations.....................................................68
         5.8   Subsidiaries......................................................................................69
         5.9   ERISA.............................................................................................69
         5.10  Accuracy of Information...........................................................................70
         5.11  Securities Activities.............................................................................70
         5.12  Material Agreements...............................................................................71

         5.13  Compliance with Laws..............................................................................71
         5.14  Assets and Properties.............................................................................71
         5.15  Statutory Indebtedness Restrictions...............................................................71
         5.16  Post-Retirement Benefits..........................................................................71
         5.17  Insurance.........................................................................................71
         5.18  Indebtedness of Target; Refinanced Indebtedness; Contingent Obligations...........................72
         5.19  Labor Matters.....................................................................................72
         5.20  The Stock Acquisition; Minimum Equity Contributions...............................................73
         5.21  Environmental Matters.............................................................................73
         5.22  Capitalization....................................................................................74
         5.23  The Offering and Sale of the Senior Subordinated Notes............................................74
         5.24  Solvency..........................................................................................75

ARTICLE VI:  COVENANTS...........................................................................................75
         6.1  Reporting..........................................................................................75
                  (A)  Financial Reporting.......................................................................75
                  (B)  Notice of Default.........................................................................77
                  (C)  Lawsuits..................................................................................77
                  (D)  Insurance.................................................................................78
                  (E)  ERISA Notices.............................................................................78
                  (F)  Labor Matters.............................................................................79
                  (G)  Other Indebtedness........................................................................79
                  (H)  Other Reports.............................................................................80
                  (I)  Environmental Notices.....................................................................80
                  (J)  Borrowing Base Certificate................................................................80
                  (K)  Other Information.........................................................................80
         6.2  Affirmative Covenants..............................................................................81
                  (A)  Corporate Existence, Etc..................................................................81
                  (B)  Corporate Powers; Conduct of Business.....................................................81
                  (C)  Compliance with Laws, Etc.................................................................81
                  (D)  Payment of Taxes and Claims; Tax Consolidation............................................81
                  (E)  Insurance.................................................................................81
                  (F)  Inspection of Property; Books and Records; Discussions....................................82
                  (G)  Insurance and Condemnation Proceeds.......................................................82
                  (H)  ERISA Compliance..........................................................................83
                  (I)  Maintenance of Property...................................................................83
                  (J)  Environmental Compliance..................................................................84
                  (K)  Use of Proceeds...........................................................................84
                  (L)  Hedging Agreements........................................................................84
                  (M)  Separate Corporate Existence..............................................................84
                  (N)  Future Liens on Real Property.............................................................85
                  (O)  Appraisals; Title Policy Endorsements.....................................................86
         6.3  Negative Covenants.................................................................................86
                  (A)  Indebtedness..............................................................................86
                  (B)  Sales of Assets...........................................................................88
                  (C)  Liens.....................................................................................90

                  (D)  Investments...............................................................................91
                  (E)  Contingent Obligations....................................................................92
                  (F)  Restricted Payments.......................................................................93
                  (G)  Conduct of Business; Subsidiaries; Acquisitions...........................................96
                  (H)  Transactions with Shareholders and Affiliates.............................................98
                  (I)  Restriction on Fundamental Changes........................................................99
                  (J)  Sales and Leasebacks; Off Balance Sheet Liabilities.......................................99
                  (K)  Margin Regulations........................................................................99
                  (L)  ERISA.....................................................................................99
                  (M)  Issuance of Capital Stock................................................................100
                  (N)  Corporate Documents......................................................................100
                  (O)  Other Indebtedness.......................................................................101
                  (P)  Fiscal Year..............................................................................102
                  (Q)  Subsidiary Covenants.....................................................................102
                  (R)  Hedging Obligations......................................................................102
                  (S)  Change of Deposit Accounts...............................................................102
         6.4  Financial Covenants...............................................................................102
                  (A)  Defined Terms for Financial Covenants....................................................102
                  (B)  Interest Expense Coverage Ratio..........................................................104
                  (C)  Fixed Charge Coverage Ratio..............................................................105
                  (D)  Maximum Leverage Ratio...................................................................106

ARTICLE VII:  DEFAULTS..........................................................................................107
         7.1  Defaults..........................................................................................107

ARTICLE VIII:  ACCELERATION, DEFAULTING LENDERS; WAIVERS,
         AMENDMENTS AND REMEDIES................................................................................112
         8.1  Termination of Commitments; Acceleration..........................................................112
         8.2  Defaulting Lender.................................................................................112
         8.3  Amendments........................................................................................114
         8.4  Preservation of Rights............................................................................115

ARTICLE IX:  GENERAL PROVISIONS.................................................................................115
         9.1  Survival of Representations.......................................................................115
         9.2  Governmental Regulation...........................................................................115
         9.3  Performance of Obligations........................................................................115
         9.4  Headings..........................................................................................116
         9.5  Entire Agreement..................................................................................116
         9.6  Several Obligations; Benefits of this Agreement...................................................116
         9.7  Expenses; Indemnification.........................................................................116
                  (A)  Expenses.................................................................................116
                  (B)  Indemnity................................................................................117
                  (C)  Waiver of Certain Claims; Settlement of Claims...........................................118
                  (D)  Survival of Agreements...................................................................118
         9.8   Accounting.......................................................................................118
         9.9   Severability of Provisions.......................................................................118

         9.10 Nonliability of Lenders...........................................................................118
         9.11 GOVERNING LAW.....................................................................................118
         9.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER
                  OF BOND.......................................................................................119
                  (A)  EXCLUSIVE JURISDICTION...................................................................119
                  (B)  OTHER JURISDICTIONS......................................................................119
                  (C)  SERVICE OF PROCESS; WAIVERS..............................................................119
                  (D)  WAIVER OF BOND...........................................................................120
         9.13 JURY TRIAL WAIVER; ADVICE OF COUNSEL..............................................................120
                  (A)  WAIVER OF JURY TRIAL.....................................................................120
                  (B)  ADVICE OF COUNSEL........................................................................120
         9.14  Subordination of Intercompany Indebtedness.......................................................120
         9.15  No Strict Construction...........................................................................121

ARTICLE X:  THE AGENT...........................................................................................122
         10.1   Appointment; Nature of Relationship.............................................................122
         10.2   Powers..........................................................................................122
         10.3   General Immunity................................................................................122
         10.4   No Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc........................122
         10.5   Action on Instructions of Lenders...............................................................123
         10.6   Employment of Agents and Counsel................................................................123
         10.7   Reliance on Documents; Counsel..................................................................123
         10.8   The Agent's Reimbursement and Indemnification...................................................123
         10.9   Rights as a Lender..............................................................................124
         10.10  Lender Credit Decision..........................................................................124
         10.11  Successor Agent.................................................................................124
         10.12  Collateral Documents............................................................................124

ARTICLE XI:  SETOFF; RATABLE PAYMENTS...........................................................................125
         11.1  Setoff...........................................................................................125
         11.2  Ratable Payments.................................................................................125
         11.3  Application of Payments..........................................................................126
         11.4  Relations Among Lenders..........................................................................127

ARTICLE XII:  BENEFIT OF AGREEMENT; ASSIGNMENTS;
          PARTICIPATIONS........................................................................................127
         12.1  Successors and Assigns...........................................................................127
         12.2  Participations...................................................................................128
                  (A)  Permitted Participants; Effect...........................................................128
                  (B)  Voting Rights............................................................................128
                  (C)  Benefit of Setoff........................................................................128
         12.3  Assignments......................................................................................129
                  (A)  Permitted Assignments....................................................................129
                  (B)  Effect; Effective Date...................................................................129
                  (C)  The Register.............................................................................130
         12.4  Confidentiality..................................................................................130

         12.5  Dissemination of Information.....................................................................130

ARTICLE XIII:  NOTICES..........................................................................................131
         13.1  Giving Notice....................................................................................131
         13.2  Change of Address................................................................................131

ARTICLE XIV:  COUNTERPARTS......................................................................................131

                             EXHIBITS AND SCHEDULES


                                    Exhibits


EXHIBIT A         --       Borrowing Base Certificate
                           (Definitions)

EXHIBIT B         --       Commitments
                           (Definitions)

EXHIBIT C         --       Form of Revolving Note
                           (Definitions)

EXHIBIT C-1       --       Form of Swing Line Note
                           (Definitions)

EXHIBIT D         --       Stock Purchase Agreement for Stock Acquisition
                           (Definitions)

EXHIBIT E         --       Form of Term Loan A Note
                           (Definitions)

EXHIBIT F         --       Form of Term Loan B Note
                           (Definitions)

EXHIBIT G         --       Form of Assignment Agreement
                           (ss.ss. 2.19, 12.3)

EXHIBIT H         --       Form of Borrower's Counsel's Opinion
                           (ss. 4.1)

EXHIBIT I         --       List of Closing Documents
                           (ss. 4.1)

EXHIBIT J         --       Form of Officer's Certificate
                           (ss.ss. 4.2, 6.1(A)(iv))


EXHIBIT K         --       Pro Forma Financial Statements
                           (ss. 5.4(A))

EXHIBIT L         --       Money Transfer Instructions
                           (ss. 4.1)
EXHIBIT M         --       Deferred Limited Interest Guaranty

EXHIBIT N         --       MCIT Turnover Agreement

EXHIBIT O         --       Jordan Management Agreement

EXHIBIT P         --       Tax Sharing Agreement

EXHIBIT Q         --       Form of Guaranty

EXHIBIT R         --       Form of Restricted Subsidiary Security Agreement

EXHIBIT S         --       Form of Pledge Agreement

EXHIBIT T         --       Holdings Turnover Agreement

                                    Schedules


Schedule 1.1.1    --     Permitted Existing Contingent Obligations (Definitions)

Schedule 1.1.2    --     Permitted Existing Indebtedness (Definitions)

Schedule 1.1.3    --     Permitted Existing Investments (Definitions)

Schedule 1.1.4    --     Permitted Existing Liens (Definitions)

Schedule 1.1.5    --     Refinanced Indebtedness (Definitions)

Schedule 5.3      --     Conflicts; Governmental Consents (ss.5.3)

Schedule 5.7      --     Litigation; Loss Contingencies (ss.5.7)

Schedule 5.8      --     Subsidiaries (ss.5.8)

Schedule 5.17     --     Insurance (ss.ss.5.17, 6.2(E))

Schedule 5.18     --     Contingent Obligations (ss.ss.5.7, 5.18)

Schedule 5.19     --     Labor Matters; Compensation Agreements
                         (ss. 5.19)

Schedule 5.21     --     Environmental Matters (ss.5.21)

Schedule 6.3(H)   --     Transactions with Shareholders and Affiliates

                                CREDIT AGREEMENT


     This Credit Agreement dated as of February 27, 1997 is entered into among GFSI, Inc., a Delaware corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an assignment and acceptance pursuant to Section 12.3, and The First National Bank of Chicago, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

     1.1 Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

     As used in this Agreement:

     "Accommodation Obligations" is defined in the definition "Contingent Obligation" below.

     "Account Debtor" means the account debtor or obligor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency), a majority (by percentage of voting power), of the membership, ownership or other equity interests in a limited liability company or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

     "Acquisition Documents" means the Stock Purchase Agreement and all other documents, instruments and agreements entered into by the Borrower or any of its Affiliates in connection with the Stock Acquisition.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

     "Affected Lender" is defined in Section 2.20 hereof.

     "Affiliate" of any Person means any of the following: (i) any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; (ii) any spouse, immediate family member or other relative who has the same principal residence as such Person or as any other affiliate of such Person; and (iii) any trust in which any such Persons described in clauses (i) or (ii) above has a beneficial interest. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than fifteen percent (15%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

     "Affiliate Notes" means collectively, (i) that certain promissory note in the original principal amount of $700,000, dated August 12, 1996, between Impact Design, Inc. and the Target, together with accrued interest thereon, and (ii) that certain promissory note in the original principal amount of $150,000, dated August 12, 1996, between Kansas Custom Embroidery and the Target, together with all accrued interest thereon.

     "Agent" means First Chicago in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Agent appointed pursuant to Article X hereof.

     "Aggregate Acquisition and Investment Basket" means an initial amount equal to $15,000,000; provided, that if the Borrower shall have a Leverage Ratio of less than 4.25 to 1.0 for two consecutive fiscal quarters (as reflected in the financial statements (and corresponding compliance certificate) delivered pursuant to Section 6.1(A)(ii) or 6.1(A)(iii)), the Aggregate Acquisition and Investment Basket shall be increased effective as of the date of delivery of such financial statements to $30,000,000.

     "Aggregate Indebtedness Basket" means an initial amount equal to $7,500,000; provided if the Borrower shall have a Leverage Ratio of less than
4.25 to 1.0 for two consecutive fiscal quarters (as reflected in the financial statements (and corresponding compliance certificate) delivered pursuant to
Section 6.1(A)(ii) or 6.1(A)(iii)), the Aggregate Indebtedness Basket shall be increased effective as of the date of delivery of such financial statements to $20,000,000.

     "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Fifty Million and 00/100 Dollars ($50,000,000.00).

     "Aggregate Term Loan A Commitment" means the aggregate of the Term Loan A Commitments of all the Lenders. The Aggregate Term Loan A Commitment is Forty Million and 00/100 Dollars ($40,000,000.00).

     "Aggregate Term Loan B Commitment" means the aggregate of the Term Loan B Commitments of all the Lenders. The Aggregate Term Loan B Commitment is Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

     "Agreement" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(B)(1) hereof; provided, however, that with respect to the calculation of financial ratios and other financial tests (and each of the components thereof) utilized in or required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(B)(1) hereof.

     "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and
(ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

     "Applicable Commitment Fee Percentage" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(C)(i) hereof determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

     "Applicable Eurodollar Margin" means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

     "Applicable Floating Rate Margin" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

     "Applicable L/C Fee Percentage" means, as at any date of determination, a rate per annum: (i) for standby Letters of Credit, equal to the Applicable Eurodollar Margin for Revolving Loans in effect on such date and (ii) for commercial letters of credit, equal to the lesser of (y) one-half of the Applicable Eurodollar Margin for Revolving Loans in effect on such date and (z) one percent (1.00%) per annum.

     "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, assignment, disposition or other transfer by such Person of any of its assets, whether owned as of the Closing Date or thereafter acquired (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

     "A Term Loans" is defined in Section 2.1(a) hereof.

     "Authorized Officer" means any of the Chairman, President, any Vice President, Treasurer, Controller and Secretary of the Borrower or, if applicable, any Restricted Subsidiary , and any other Person designated to the Agent in writing by any of the foregoing, acting individually on behalf of the Borrower.

     "Backstop Letter of Credit" means that certain Letter of Credit issued by First Chicago to Boatmen's National Bank on the Closing Date.

     "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower" means GFSI, Inc., a Delaware corporation, and its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

     "Borrowing Base" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Agent, equal to: (i) eighty-five percent (85%) of the Gross Amount of Eligible Receivables; plus (ii) sixty-five percent ( 65%) of the Gross Amount of Eligible Inventory; minus (iii) such reserves as the Agent reasonably deems appropriate. The Agent shall give the Borrower commercially reasonable prior written notice, taking into account all facts and circumstances known by the Agent at such time, of the establishment by the Agent of any reserves hereunder which, in any such case, might decrease the amount of the Borrowing Base.

     "Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit A attached hereto and made a part hereof, setting forth the Borrowing Base and the component calculations thereof.

     "Borrowing Date" means a date on which an Advance or Swing Line Loan is made hereunder.

     "Borrowing Notice" is defined in Section 2.8 hereof.

     "B Term Loans" is defined in Section 2.1(b) hereof.

     "Business Activity Report" means (A) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue, (B) a Notice of Business Activities Report from the State of New Jersey, Division of Taxation, or (C) any similar report required by any other State relating to the ability of the Borrower or its Subsidiaries to enforce their accounts receivable claims against account debtors located in any such state.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

     "Capital Expenditures" is defined in Section 6.4(A) hereof.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ten (10)
days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Corporation); (iv) commercial paper of United States banks and bank holding companies and their subsidiaries and United States finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc.; (v) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution; (vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (i), (ii) and
(iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above; (vii) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such date, commonwealth or territory, the securities of which states, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by Standard & Poor's Corporation or A by Moody's Investors Service, Inc.; and (viii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iv) above; provided that (other than as set forth in clause (iii)) the maturities of such Cash Equivalents shall not exceed 365 days.

     "Cash Flow Period" means each 12-month period ending on June 30 of each calendar year commencing with the year ending June 30, 1998.

     "Change" is defined in Section 3.2 hereof.

     "Change of Board" means any transaction or event as a result of which any Person or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 and the regulations promulgated thereunder) other than the holders as of the Closing Date of the Voting Stock of Holdings and their "Permitted Transferees" (as defined in the Stockholders Agreement) shall be entitled, by virtue of ownership of voting securities or by agreement or otherwise, to nominate directors of Holdings having, in the aggregate, at least a majority of the voting power at the time represented by all members of the Board of Directors of Holdings.

     "Change of Control" means any transaction or event as a result of which (i) the Jordan Stockholders shall cease to own of record and beneficially, in the aggregate, at least twenty percent (20%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of Holdings, (ii) the Management Stockholders, collectively, shall cease to own of record and beneficially , in the aggregate, at least twenty percent (20%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of Holdings, (iii) the Jordan Stockholders and the Management Stockholders shall cease to own, in the aggregate, more than fifty percent (50%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of Holdings, (iv) after the first sale of Voting Stock by Holdings pursuant to a registration statement under the Securities Act of 1933 that results in at least twenty percent (20%) of the then issued and outstanding Voting Stock of Holdings being held by the public, any Person or any group of affiliated Persons shall own, of record and beneficially, in the aggregate, an equal or greater percentage of the total shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of Holdings then owned, of record and beneficially, by the Jordan Stockholders and by the Management Stockholders, (v) a Change of Board shall have occurred, (vi) Holdings shall cease to own, of record and beneficially, with sole voting and dispositive power, 100% of the outstanding shares of Voting Stock of the Borrower or shall cease to have the power, directly or indirectly, to elect a majority of the board of directors of the Borrower, or (vii) any other event occurs which would constitute a Change of Control under and as defined in the Indenture or the Purchase Agreement with respect to the Holdings Subordinated Notes, each as in effect as of the date hereof or as amended.

     "Closing Date" means the date on which the Term Loans and the initial Revolving Loans are advanced hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time or any successor statute.

     "Collateral" means all property and interests in property now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

     "Collateral Documents" means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Security Agreement, the Collection Account Agreement(s), the Guaranties, the Restricted Subsidiary Security Agreements, the Pledge Agreements, the Intellectual Property Agreements, the Mortgage and all other security agreements, mortgages, deeds of trust, guarantees, subordination agreements, pledges, assignments, leases and financing statements whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Restricted Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "Collection Account" means each lock-box and blocked depository account maintained by the Borrower, subject to a Collection Account Agreement, for the collection of Receivables and other proceeds of Collateral.

     "Collection Account Agreement" means a written agreement among the Borrower, the Agent or any Restricted Subsidiary, and, as applicable, each of the banks at which the Borrower or any Restricted Subsidiary maintains a Collection Account, in form and substance acceptable to the Agent.

     "Collection Account Blockage Date" means the date, following the occurrence of a Default on which the Agent or the Required Lenders, in the Agent's or the Required Lenders' sole discretion, instruct(s) any financial institution party to a Collection Account Agreement as described in the application Collection Account Agreement to remit, during the continuance of such Default, all amounts deposited in the Collection Account to the Agent or as the Agent shall direct.

     "Commission" means the United States Securities and Exchange Commission and any Person succeeding to the functions thereof.

     "Commitment" means, for each Lender, collectively, such Lender's Revolving Loan Commitment and Term Loan Commitments.

     "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

     "Contingent Obligation", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another, including, without limitation, any such Indebtedness of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received (such obligations under this definition being sometimes referred to as "Accommodation Obligations"). The amount of any Contingent Obligation or Accommodation Obligation with respect to any Person shall be limited to an amount equal to the stated or determinable amount of such Person's share of the obligation in respect of such Contingent Obligation or Accommodation Obligation is made or, if not stated or determinable, the maximum liability in respect thereof (assuming such Person is required to fully perform thereunder).

     "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

     "Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Conversion/Continuation Notice" is defined in Section 2.10(D) hereof.

     "Corporate Base Rate" means the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Cure Loan" is defined in Section 8.2(iii) hereof.

     "Customary Permitted Liens" means:

          (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Restricted Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $2,500,000;

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case or in the aggregate materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

          (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Restricted Subsidiaries which do not constitute a Default under
     Section 7.1(h);

          (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

          (vii) Liens arising from leases or subleases granted to others which do not interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; and

          (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

     "Decision Period" is defined in Section 6.2(G) hereof.

     "Decision Reserve" is defined in Section 6.2(G) hereof.

     "Default" means an event described in Article VII hereof.

     "Deferred Limited Interest Guaranty" means that certain Deferred Limited Interest Guaranty, dated as of February 27, 1997, executed by the Borrower for the benefit of the holders of the Holdings Subordinated Notes and to which each Restricted Subsidiary shall become a party, a copy of which is attached hereto as Exhibit M.

     "Designated Default" means Default under Sections 7.1(a), 7.1(e), 7.1(f), 7.1(g), 7.1(m), 7.1(r), 7.1(t), 7.1(u) or 7.1(v) or any breach by the Borrower of any of the terms or provisions of Sections 6.3(A) (Indebtedness), 6.3(B) (Sales of Assets), 6.3(D) (Investments), 6.3(F) (Distributions), 6.3(H) (Transactions with Affiliates), 6.3(O) (Other Indebtedness) or 6.4 (Financial Covenants).

     "Designated Prepayment" is defined in Section 2.5(B)(i)(e) hereof.

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "Dollar" and "$" means dollars in the lawful currency of the United States.

     "EBITDA" is defined in Section 6.4(A) hereof.

     "Eligible Inventory" means Inventory of the Borrower which is held for sale or lease or furnished under any contract of service by or under the direction of the Borrower other than the Inventory described in the next sentence. The following inventory is not Eligible Inventory: (i) Inventory which is obsolete, not in good condition, not either currently usable or currently saleable in the ordinary course of the Borrower's business or does not meet all material standards imposed by any Governmental Authority having regulatory authority over such item of Inventory, its use or its sale; (ii) Inventory consisting of packaging material, supplies, raw materials involved in the embroidery, silk screening or other finishing of blank items of clothing and work in process;
(iii) Inventory which (a) is consigned to a third party for sale, unless the Agent shall have received from such consignee a lien waiver agreement in substantially the form attached to the Security Agreement, or such other documentation (including UCC-1 financing statements naming such consignee as debtor/consignee, the Borrower as secured party/consignor and reflecting the assignment of such UCC to the Agent as secured party) reasonably deemed necessary by the Agent, so that the Agent has a valid and perfected first priority security interest in such consigned Inventory, or (b) is on consignment from a third party to the Borrower for sale; (iv) Inventory which consists of goods in transit, but only to the extent such Inventory exceeds in the aggregate $7,500,000; (v) Inventory which is subject to a Lien in favor of any Person other than the Agent other than Customary Permitted Liens; (vi) Inventory with respect to which the Agent does not have a first and valid fully-perfected security interest; (vii) Inventory (other than Inventory which consists of goods in transit) which is not located either (a) on the Borrower's owned premises in the United States listed on Schedule 2 to the Security Agreement or (b) in other owned or leased premises, warehouses or with bailees in the United States not listed on Schedule 2 to the Security Agreement permitted to be established under the Security Agreement or in connection with a Permitted Acquisition, in connection with which the

Agent shall have received to the extent required by the Security Agreement landlord, mortgagee, bailee and/or warehousemen's access and lien waiver agreements, as applicable, in each case in form and substance acceptable to the Agent, but only to the extent such Inventory exceeds in the aggregate $500,000;
(viii) Inventory which is evidenced by a Receivable; and (ix) Inventory which is not in conformity in all material respects with the representations and warranties made by the Borrower to the Agent with respect thereto whether contained in this Agreement or the Security Agreement.

     Without limiting the foregoing, Inventory of the Borrower which is acquired pursuant to a Permitted Acquisition shall be treated as Eligible Inventory unless the Agent, after concluding any due diligence it reasonably deems necessary prior to the closing of the Permitted Acquisition (it being understood and agreed that the Borrower shall permit the Agent and/or its authorized representatives to conduct such due diligence no later than thirty (30) days prior to the closing of any such Permitted Acquisition), shall not be reasonably satisfied as to the condition thereof and that such Inventory would otherwise be ineligible under the ineligibility standards set forth herein (including, without limitation, each of perfection and priority of the Agent's security interests in such Inventory) but for the fact that they were acquired by the Borrower outside the ordinary course of business.

     "Eligible Receivables" means Receivables created by the Borrower in the ordinary course of its business arising out of the sale of goods or rendition of services by the Borrower other than the Receivables described in the next sentence. The following Receivables are not Eligible Receivables:

          (i) Receivables which remain unpaid (a) ninety (90) days after the date such Receivables are due or (b) one-hundred and twenty (120) days after the date of the original applicable invoice;

          (ii) all Receivables owing by a single Account Debtor (including a Receivable which remains unpaid fewer than ninety (90) days after the date such Receivables are due or one-hundred and twenty (120) days after the date of the original applicable invoice) if thirty percent (30%) of the balance owing by such Account Debtor calculated without taking into account any credit balances of such Account Debtor, remains unpaid (a) ninety (90) days after the date such Receivables are due or (b) one-hundred and twenty
     (120) days after the date of the original applicable invoice or has otherwise become, or has been determined by the Agent to be ineligible, but only if the aggregate of all such Receivables exceeds $500,000;

          (iii) with respect to Receivables from any single Account Debtor and its Affiliates which otherwise constitute Eligible Receivables, the excess of such Receivables over twenty percent (20%) of all Eligible Receivables;

          (iv) Receivables with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate (other than Receivables arising under an arm's length transaction with an Affiliate) of the Borrower;

          (v) Receivables with respect to which the Account Debtor is any federal Governmental Authority, the United States of America, or, in each case, any department, agency or instrumentality thereof, unless with respect to any such Account, the Borrower has complied to the Agent's satisfaction with the provisions of the Federal Assignment of Claims Act or other applicable statutes, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to the Agent of such Accounts on behalf of the Lenders; provided, however, notwithstanding the foregoing such Receivables up to an aggregate amount not to exceed $7,500,000 shall be Eligible Receivables provided no Default has occurred and is continuing; provided, further, however, after the occurrence and during the continuance of a Default, all such Receivables in connection with which the Borrower has not so complied with the Federal Assignment of Claims Act or other applicable statutes shall not be Eligible Receivables;

          (vi) Receivables with respect to which the Account Debtor is any state or municipal Governmental Authority or any agency or instrumentality thereof, unless with respect to any such Account, the Borrower has complied to the Agent's satisfaction with the provisions of any applicable state or local assignment of claims act or other applicable statutes, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to the Agent of such Accounts on behalf of the Lenders; provided, however, notwithstanding the foregoing such Receivables up to an aggregate amount not to exceed $2,500,000 shall be Eligible Receivables provided no Default has occurred and is continuing; provided, further, however, after the occurrence and during the continuance of a Default, all such Receivables in connection with which the Borrower has not so complied with the applicable state or local assignment of claims act or other applicable statutes shall not be Eligible Receivables;

          (vii) Receivables not denominated in U.S. Dollars or Receivables with respect to which the Account Debtor is neither a resident of the United States nor one of the Provinces of Canada other than Quebec (other than Receivables from Account Debtors located in Quebec up to an aggregate amount not to exceed $1,000,000), but only to the extent such Receivables exceed in the aggregate $1,000,000, unless the Account Debtor has supplied the Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Agent, sufficient to cover such Receivable in form and substance satisfactory to the Agent;

          (viii) Receivables with respect to which the Account Debtor has (a) asserted a counterclaim, (b) a right of setoff or (c) a receivable owing from the Borrower but only to the extent of such counterclaim, setoff or receivable and only to the extent such counterclaims, setoffs or receivables exceed, in the aggregate, $250,000;

          (ix) Receivables with respect to which the Agent does not have a first and valid fully perfected and enforceable security interest unless the Account Debtor has supplied the Borrower with an irrevocable standby letter of credit, issued by a financial institution satisfactory to the Agent, sufficient to cover such Receivable in form and substance satisfactory to the Agent and such letter of credit has been delivered to the Agent;

          (x) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, trustee or assignee for the benefit of creditors;

          (xi) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis;

          (xii) Receivables with respect to which the Account Debtor is located in New Jersey or Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such Receivables shall nonetheless be eligible if the Borrower has filed a Business Activity Report (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, within ninety (90) days of the date the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report);

          (xiii) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms;

          (xiv) Receivables with respect to which the Borrower has not yet shipped the applicable goods, performed the applicable service or issued the applicable invoice;

          (xv) any Receivable which is not in conformity in all material respects with the representations and warranties made by the Borrower to the Agent with respect thereto whether contained in this Agreement or the Security Agreement;

          (xvi) Receivables in connection with which the Borrower has not complied with all material requirements contained in the charter and by-laws or other organizational or governing documents of the Borrower, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or any of its property or to which the Borrower or any of its property is subject, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection, applicable to such Receivable (or any related contracts) or affecting the collectibility of such Receivables; and

          (xvii) Receivables in connection with which the Borrower or any other party to such Receivable, is in default in the performance or observance of any of the terms thereof in any material respect.

Without limiting the foregoing, Receivables of the Borrower which are acquired pursuant to a Permitted Acquisition shall be treated as Eligible Receivables unless the Agent, after concluding any due diligence it reasonably deems necessary prior to the closing of the Permitted Acquisition (it being understood and agreed that the Borrower shall permit the Agent and/or its authorized representatives to conduct such due diligence no later than thirty (30) days prior to the closing of any such Permitted Acquisition), shall not be reasonably satisfied as to the quality and creditworthiness thereof and that such Receivables would otherwise be ineligible under the ineligibility standards set forth herein (including, without limitation, lack of perfection and priority of the Agent's security interests in such Receivables) but for the fact that they were acquired by the Borrower outside of the ordinary course of business.

     "Employment Agreements" means each of (i) that certain Employment Agreement, dated as of February 27, 1997, between the Borrower and Robert M. Wolff, and (ii) that certain Noncompetition Agreement, dated as of February 27, 1997, between Holdings and Robert M. Wolff, respectively, as in effect on the date hereof.

     "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

     "Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

     "Equipment" means all of the Borrower's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock and (ii) any other Indebtedness or Obligation); provided, however, that Equity Interests will not include any Incentive Arrangements or any obligations or payments thereunder.

     "Equity Offering" means, with respect to any Person, a public or private offering by such Person for cash of Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than an offering of Redeemable Stock or Incentive Arrangements or obligations or payments thereunder.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in Dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

     "Eurodollar Rate" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then Applicable Eurodollar Margin, changing when and as the Applicable Eurodollar Margin changes. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Eurodollar Rate Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Rate Loan" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

     "Excess Cash Flow" means, for any Cash Flow Period, an amount, calculated without duplication, equal to the Borrower's and its Subsidiaries' consolidated
(i) Net Income for such period plus (ii) non-cash amortization expense for such period, to the extent deducted in computing Net Income, including, without limitation, amortization of goodwill and other intangible assets, plus (iii) depreciation for such period, to the extent deducted in computing Net Income, plus (iv) all other non-cash charges (including without limitation, those charges relating to purchase accounting adjustments), to the extent deducted in computing Net Income for such period, minus (v) Capital Expenditures, whether paid in cash or accrued during such period, minus (vi) payments made during such period in connection with Permitted Acquisitions, minus (vii) Investments during such period permitted pursuant to
Section 6.3(D)(ix), minus (viii) principal payments made on the Term Loans (excluding mandatory prepayments made from Excess Cash Flow) and principal payments made on all other Indebtedness of the Borrower and its Subsidiaries (other than the Obligations) and principal prepayments on all Indebtedness of the Borrower and its Subsidiaries (except to the extent Net Income is increased by such prepayment) during such period, plus (ix) the net reduction, if any, in Working Capital as of the last day of the applicable period from the Working Capital as of the end of the preceding fiscal year, minus (x) the net increase, if any, in Working Capital as of the last day of the applicable period from the Working Capital as of the end of the preceding fiscal year, minus (xi) the aggregate amount (without duplication) of (y) cash dividends or cash redemptions paid during such period with respect to the Borrower's Capital Stock, and (z) Restricted Payments paid during such period pursuant to Section 6.3(F). All such amounts shall be calculated in accordance with Agreement Accounting Principles and assuming that the Borrower has conducted its business in the ordinary course and in accordance with past practices.

     "Excluded Asset Sales" means Asset Sales permitted under clauses (i) through (xv) of Section 6.3(B) and, solely with respect to assets acquired after the Closing Date which do not constitute replacements or substitutions for assets existing on the Closing Date, Asset Sales permitted under clause (xvi) of
Section 6.3(B).

     "Excluded Proceeds" is defined in Section 6.2(G) hereof.

     "Existing First Chicago Hedging Agreement" is defined in Section 6.3(R) hereof.

     "Existing Letters of Credit" is defined in Section 2.21(b).

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Fees" is defined in Section 6.4(A) hereof.

     "Financing" means, with respect to any Person, the consummation by such Person of an Equity Offering or the issuance or sale by such Person of any Indebtedness consisting of debt securities of such Person pursuant to a registered offering or private placement.

     "First Chicago" means The First National Bank of Chicago, in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" is defined in Section 6.4(C) hereof.

     "Floating Rate" means, for any day for any Loan, a rate per annum equal to
(i) the Alternate Base Rate for such day plus (ii) the then Applicable Floating Rate Margin applicable to such Loan, changing when and as the Alternate Base Rate and/or Applicable Floating Rate Margin changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

     "Foreign Employee Benefit Plan" means a plan which would be a Benefit Plan except that such plan is maintained or contributed to by an entity which is not a U.S. business entity.

     "Governmental Acts" is defined in Section 2.26(a) hereof.

     "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof, any self-regulatory authority and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Amount of Eligible Inventory" means Eligible Inventory valued at the lower of cost determined on a first-in-first-out basis (determined in accordance with Agreement Accounting Principles, consistently applied) or market value.

     "Gross Amount of Eligible Receivables" means the outstanding face amount of Eligible Receivables, determined in accordance with Agreement Accounting Principles, consistently applied, less fifty percent (50%) of the amount of all accrued advertising incentives.

     "Gross Negligence" means the absence of care or the disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any Indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "Guaranty" means each of those certain Guaranties executed from time to time by each of the Restricted Subsidiaries in favor of the Agent for the benefit of itself and the Holders of Secured Obligations and in favor of the Trustee for the benefit of itself and the holders of the Senior Subordinated Notes, pursuant to Section 6.3(G)(ii) of this Agreement as amended, restated or otherwise modified from time to time in substantially the form of Exhibit P attached hereto.

     "Hedging Agreements" is defined in Section 6.3(R) hereof.

     "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options, puts and warrants or any similar derivative agreement, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Holders of Secured Obligations" means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Issuing Lender in respect of Reimbursement Obligations,
(iii) the Agent, the Lenders, the Swing Line Bank and the Issuing Lender in respect of all other present and future obligations and liabilities of the Borrower, any of its Subsidiaries or Holdings of every type and description arising under or in connection with this Agreement or any other Loan Document,
(iv) each Indemnitee in respect of the obligations and liabilities of the Borrower to such Person hereunder, (v) each Lender (or affiliate thereof), in respect of all Hedging Obligations of the Borrower to such Lender (or such affiliate) as exchange party or counterparty under any Hedging Agreement, and
(vi) their respective successors, transferees and assigns.

     "Holdings" means GSFI Holdings, Inc., a Delaware corporation, and its successors and assigns, including a debtor-in-possession on behalf of Holdings.

     "Holdings Subordinated Debt" means all indebtedness represented by the Holdings Subordinated Notes.

     "Holdings Subordinated Notes" means the 12.0% Subordinated Notes due April 30, 2008 of Holdings issued as of the date of this Agreement to MCIT in the original aggregate principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) issued pursuant to the Purchase Agreement, dated as of February 27, 1997, between Holdings and MCIT, and all substitutions, modifications and renewals therefor provided such substitutions, modifications or renewals would be permitted under the terms of Section 6.3(O) as if such Section were applicable thereto (with all references therein to the Borrower and the Restricted Subsidiaries being instead to Holdings, the Borrower and the Restricted Subsidiaries).

     "Holdings Turnover Agreement" means the Holdings Turnover Agreement, dated as of February 27, 1997 executed by Holdings in favor of the Agent and Holders of Secured Obligations and the Trustee and the holders of the Senior Subordinated Notes in the form of Exhibit T hereto.

     "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of Persons by the Borrower or the Restricted Subsidiaries or the retention of consultants, executives, officers or employees by Holdings, the Borrower or any such Restricted Subsidiary.

     "Incentive Compensation Plan" means the incentive compensation plan for providing annual cash bonuses that the Borrower expects to adopt following consummation of the Stock Acquisition.

     "Indebtedness" of any Person means without duplication: (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof provided, that if the amount of recourse to such Person is determinable, such Indebtedness shall be limited to the lesser of recourse to such Person or the amount of such Indebtedness), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto, including, in the case of the Borrower, Reimbursement Obligations under the Letters of Credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness); (ii) to the extent not otherwise included, (a) interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (b) any Capitalized Lease Obligations, (c) the maximum fixed repurchase price of any Redeemable Stock, (d) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (e) Contingent Obligations (whether or not such items would appear upon such balance sheet) and (f) Hedging Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be without duplication (i) the lesser of (x) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations, and (y) if determinable, the amount of Indebtedness for which such Person is liable at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Indemnified Matters" is defined in Section 9.7(B) hereof.

     "Indemnitees" is defined in Section 9.7(B) hereof.

     "Indenture" means that certain Indenture dated as of February 27, 1997, between the Borrower and Fleet National Bank, as Trustee, as amended, supplemented or modified in accordance with Section 6.3(O) hereof.

     "Intellectual Property Agreements" means the Trademark Security Agreement of even date herewith executed by the Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations and each trademark, patent, copyright or other intellectual property agreement executed from time to time by any of the Restricted Subsidiaries in favor of the Agent for the benefit of the Holders of Secured Obligations, in each case as amended, restated or otherwise modified from time to time.

     "Interest Expense" is defined in Section 6.4(A) hereof.

     "Interest Expense Coverage Ratio" is defined in Section 6.4(B) hereof.

     "Interest Period" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) months, six (6) months or such other period as may be agreed to by the Borrower, the Agent and all of the Lenders commencing on a Business Day selected by the Borrower pursuant to this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary for the period from the Closing Date to the earlier of (y) the date that is 90 days after the Closing Date and (z) the date upon which the Agent confirms that the loan syndication process has been complete (the "Syndication Period"), "Interest Period" means, with respect to a Eurodollar Rate Loan, a period of seven (7) days. Other than during the Syndication Period, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six months or such other agreed upon period thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or the end of such other agreed upon period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the Borrower's business, and shall include all right, title and interest of Borrower in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower.

     "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "Issuing Lender" is defined in Section 2.21 hereof.

     "Jordan Stockholders" means The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT, and their respective affiliates, principals, employees, and partners, family members of any of the foregoing, and trusts for the benefit of any of the foregoing (including, without limitation, Leucadia National Corporation and Jordan Industries, Inc. and their respective subsidiaries.

     "Jordan Management Agreement" means that certain Management Consulting Agreement, dated as of February 27, 1997 between TJC Management Corporation, a Delaware corporation and Holdings in the form attached hereto as Exhibit O.

     "Knowledge" means, at anytime and relative to any matter, knowledge which the Authorized Officers of Holdings, the Borrower or any Restricted Subsidiary would reasonably be expected to have regarding such matter.

     "L/C Documents" is defined in Section 2.21.

     "L/C Draft" means a draft drawn on an Issuing Lender pursuant to a Letter of Credit.

     "L/C Interest" is defined in Section 2.22.

     "L/C Obligations" means, without duplication, an amount equal to the sum of
(i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Lender, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" means the letters of credit issued by the Issuing Lenders pursuant to Section 2.21 hereof.

     "Leverage Ratio" is defined in Section 6.4(D) below.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan(s)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 or Section 2.2, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.23 hereof, and collectively all Term Loans, Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

     "Loan Account" is defined in Section 2.15(F) hereof.

     "Loan Documents" means this Agreement, the Notes, the Guaranty, the L/C Documents, the Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "Management" means those employees or former employees of the Target holding Equity Interests of Holdings or the Borrower as of the Closing Date and from time to time thereafter.

     "Management Notes" means those certain promissory notes in the original aggregate principal amount not to exceed $900,000 and all accrued interest thereon issued by certain members of Management to Holdings in connection with the Acquisition.

     "Management Stockholders" means the officers, directors and employees of the Borrower on the Closing Date and their family members and trusts for the benefit of any of the foregoing.

     "Margin Stock" shall have the meaning ascribed to such term in Regulation
U.

     "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Restricted Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations or their rights with respect to the Collateral.

     "Maximum Revolving Credit Amount" means, at any particular time: (i) the lesser of (A) the Aggregate Revolving Loan Commitment at such time minus the aggregate outstanding L/C Obligations at such time and (B) the Borrowing Base at such time minus the aggregate outstanding L/C Obligations in respect of standby Letters of Credit at such time minus (ii) the amount of any Decision Reserve in effect at such time.

     "MCIT" means MCIT PLC, a public company incorporated in England.

     "MCIT Turnover Agreement" means the Turnover Agreement, dated as of February 27, 1997, executed by the holders of the Holdings Subordinated Debt in favor of the Agent and Holders of Secured Obligations and the Trustee and the holders of the Senior Subordinated Notes in the form of Exhibit N hereto.

     "Merger" means the merger of the Target with and into the Borrower with the Borrower as the surviving corporation.

     "Minimum Equity Contributions" is defined in Section 5.22 hereof.

     "Mortgage" means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases of even date herewith executed by the Borrower in favor of the Agent as amended, restated or otherwise modified from time to time.

     "Multiemployer Plan" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

     "Net Cash Proceeds" means, with respect to any Asset Sale of any Person,
(a) cash (freely convertible into U.S. Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all reasonable and customary brokerage commissions, sales commissions, legal, accounting, management, investment banking, advisory and other fees and expenses related to such Asset Sale, (iii) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, determined in good faith in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification and other contractual obligations associated with the assets sold or disposed of in such Asset Sale, (v) deduction of cash expenses, including the payment of principal, interest and premium on Indebtedness (other than the Obligations or the Senior Subordinated Notes) required to be paid as a result of such Asset Sale, and relocation and other similar expenses incurred in connection with such Asset Sale and (vi) deduction of amounts payable by such Person with respect to relocation expenses and pension, severance and shutdown costs incurred as a result of such Asset Sale; and (b) cash payments in respect of any Indebtedness, Capital Stock or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

     "Net Income" is defined in Section 6.4(A) hereof.

     "New Subsidiary" is defined in Section 6.3(G)(ii) hereof.

     "Non Pro Rata Loan" is defined in Section 8.2 hereof.

     "Non-Restricted Subsidiary" means any Subsidiary of the Borrower other than a Restricted Subsidiary.

     "Notes" means the Revolving Notes, the Term Notes, and the Swing Line Note.

     "Notice of Assignment" is defined in Section 12.3(B) hereof.

     "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Affiliate of the Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes, the L/C Documents, the Collateral Documents, any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto), charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "Off Balance Sheet Liabilities" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(b) any liability under any so-called "synthetic" lease transaction, or (c) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

     "Offering Memorandum" shall mean the Offering Memorandum, dated February 20, 1997, relating to the Borrower's offering and placement of the Senior Subordinated Notes.

     "Officer's Certificate" is defined in Section 6.1(A)(iv) hereof.

     "Other Taxes" is defined in Section 2.15(E)(ii) hereof.

     "Parent" is defined in Section 6.2(M) hereof.

     "Participants" is defined in Section 12.2(A) hereof.

     "Payment Date" means the last Business Day of each calendar quarter.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" is defined in Section 6.3(G).

     "Permitted Existing Contingent Obligations" means the Contingent Obligations of the Borrower and its Restricted Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

     "Permitted Existing Indebtedness" means the Indebtedness of the Borrower and its Restricted Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

     "Permitted Existing Investments" means the Investments of the Borrower and its Restricted Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

     "Permitted Existing Liens" means the Liens on assets of the Borrower or any of its Restricted Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

     "Permitted Holdings Indebtedness" means the following Indebtedness of
Holdings:

          (a) the Holdings Subordinated Debt (which, for purposes of this definition, includes all indebtedness represented by promissory notes issued by Holdings in favor of the holders of the Holdings Subordinated Notes in lieu of any payment of accrued interest on the Holding Subordinated Notes in cash, which promissory notes are in an amount not exceeding the amount of such accrued interest in the form of the Holdings Subordinated Notes);

          (b) Indebtedness in respect of taxes, assessments, and governmental charges, to the extent that non-payment thereof does not result in a Default under Section 7.1(w).

          (c) Indebtedness with respect to dividends due on the Preferred Stock at rates no higher than the rates in effect on the Closing Date;

          (d) Indebtedness with respect to directors' fees not to exceed $150,000 plus out-of-pocket expenses in any fiscal year of Borrower and other obligations of Holdings under the Jordan Management Agreement;

          (e) Indebtedness with respect to Transaction Costs;

          (f) Indebtedness with respect to the Employment Agreements as in effect on the Closing Date;

          (g) Indebtedness to any shareholder of Holdings incurred at a time when no Default has occurred and is continuing in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings ("Repurchase Indebtedness") owned by any member of the Borrower's management, pursuant to the Stockholders Agreement as in effect on the Closing Date or any similar agreement entered into after the Closing Date with members of the management of the

     Borrower or any Restricted Subsidiary acquired after the Closing Date, provided, that such Indebtedness shall be subordinated to the Secured Obligations and Indebtedness evidenced by the Senior Subordinated Notes on terms and conditions reasonably acceptable to the Agent and the Required Lenders (it being understood and agreed that the subordination terms contained in the Non-Negotiable Promissory Notes attached as Exhibit C to the Stockholders Agreement as in effect as of the date hereof shall be acceptable);

          (h) Indebtedness in respect of Plans maintained by Holdings which are established and maintained in accordance with the covenants set forth in this Agreement;

          (i) Indebtedness under the Holdings Turnover Agreement; and

          (j) other Indebtedness incurred for the purpose of financing amounts payable in respect of Indebtedness permitted under clauses (a) through (j) above, the payment of which is subordinated to the payment of the Secured Obligations to the written satisfaction of the Agent and the Required Lenders and the terms (including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies) of which are reasonably acceptable to the Agent and the Required Lenders;

     provided, however, no such Indebtedness shall constitute Permitted Holdings Indebtedness unless such Indebtedness is nonrecourse to the Borrower and its Restricted Subsidiaries and the Borrower and its Restricted Subsidiaries have no direct or Contingent Obligations with respect to such Indebtedness.

     "Permitted Purchase Money Indebtedness" is defined in Section 6.3(A)(x) hereof.

     "Permitted Refinancing Indebtedness" means any replacement, renewal, refinancing or extension of any Indebtedness (other than the Senior Subordinated Notes) permitted by this Agreement that (i) does not exceed the aggregate principal amount including unused commitments, of the Indebtedness being replaced, renewed, refinanced or extended (plus accrued interest and any applicable premium and associated fees and expenses), (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and
(iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, events of default and remedies) materially less favorable to the Borrower, taken as a whole, or less favorable in any respect to the interests of the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

     "Permitted Subordinated Indebtedness" means Subordinated Indebtedness permitted pursuant to Section 6.3(A)(v).

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

     "Pledge Agreements" means the Pledge Agreements to be executed by the Borrower (or if such Restricted Subsidiary is to be acquired or established by another Restricted Subsidiary, executed by the applicable Restricted Subsidiary) as of the acquisition or establishment of any Restricted Subsidiary pursuant to the terms of Section 6.3(G)(ii), in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time, pursuant to which the Borrower and its Restricted Subsidiaries will pledge to the Agent, for the benefit of the Holders of Secured Obligations, all of the issued and outstanding Capital Stock of each Restricted Subsidiary of the Borrower.

     "Preferred Stock" means (a) the Series A 12% Cumulative Preferred Stock, $0.01 par value of Holdings issued to each of the holders of the Series A 12% Cumulative Preferred Stock listed on Schedule 5.8 attached hereto and (b) the Series B 12% Cumulative Preferred Stock $0.01 par value of Holdings issued to each of the holders of the Series B 12% Cumulative Preferred Stock listed on
Schedule 5.8 attached hereto.

     "Pro Rata Share" means, with respect to any Lender, (i) at any time prior to the Closing Date, the percentage obtained by dividing (A) such Lender's Commitments at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the Aggregate Term Loan A Commitments, Aggregate Term Loan B Commitments and the Aggregate Revolving Loan Commitments at such time and (ii) at any time after the Closing Date, the percentage obtained by dividing (A) the sum of such Lender's Term Loans and Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the aggregate amount of all of the Term Loans and the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's Term Loans, Revolving Loans and participations in any outstanding Letters of Credit and, in the case of the Swing Line Bank, Swing Line Loans, by
(y) the aggregate amount of all Term Loans, Revolving Loans, Swing Line Loans and L/C Obligations.

     "Purchasers" is defined in Section 12.3(A) hereof.

     "Rate Option" means the Eurodollar Rate or the Floating Rate.

     "Receivable(s)" means and includes all of the Borrower's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Redeemable Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in connection with an Equity Offering), in whole or in part, pursuant to a sinking fund obligation or otherwise, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement), or is, by its terms or upon the happening of any event, redeemable pursuant to a sinking fund obligation or otherwise, at the option of the holder thereof, in whole or in part, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement).

     "Refinanced Indebtedness" means the all of the outstanding Indebtedness of the Target as of the Closing Date which is being discharged as of the Closing Date as more specifically set forth on Schedule 1.1.5 hereto.

     "Register" is defined in Section 12.3(C) hereof.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the obtaining of credit by borrowers for the purpose of purchasing or carrying margin stock (as defined therein).

     "Reimbursement Obligation" is defined in Section 2.23 hereof.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

     "Replacement Lender" is defined in Section 2.20 hereof.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Repurchase Indebtedness" is defined in the definitions of Permitted Holdings Indebtedness above.

     "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66-2/3%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower, or any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent sixty-six and two-thirds percent (66-2/3%) or greater of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose ratio of (x) the sum of such Lenders' Term Loans, Revolving Loans and participations in outstanding Letters of Credit, and, in the case of the Swing Line Bank, the Swing Line Loans to (y) the aggregate amount of all Term Loans, Revolving Loans, Swing Line Loans and L/C Obligations is equal to or greater than sixty-six and two-thirds percent (66-2/3%).

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "Reserves" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

     "Restricted Payment" means:

          (i) any dividend or other distribution, direct or indirect, on account of any now or hereafter outstanding Equity Interests of the Borrower or any Restricted Subsidiary, except a dividend payable solely in shares of that class of Equity Interest or in any junior class of Equity Interest to the holders of that class;

          (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding;

          (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Permitted Subordinated Indebtedness and the Indebtedness evidenced by the Senior Subordinated Notes;

          (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding Equity Interests of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding;

          (v) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any Permitted Subordinated Indebtedness, any Indebtedness evidenced by the Senior Subordinated Notes, any Holdings Subordinated Debt or any Equity Interests of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and

          (vi) any payment of management, consulting or investment banking fees (or other fees of a similar nature) (A) by the Borrower or any Restricted Subsidiary to Holdings or (B) by the Borrower to any Jordan Stockholder, or MCIT, or any of their respective Affiliates, any holder of any Senior Subordinated Note, any holder of the Holdings Subordinated Debt or Equity Interests of Holdings or any member of Management or their Affiliates.

     "Restricted Subsidiary" means:

          (a) any Subsidiary of the Borrower incorporated under the laws of one of the states of the United States and all of the assets and operations of which are in the United States or which generated EBITDA during the immediately preceding twelve months in excess of an amount equal to ten percent (10%) of the Borrower's EBITDA during the immediately preceding twelve months;

          (b) any other Subsidiary of the Borrower incorporated under the laws of one of the states of the United States resulting from a Permitted Acquisition after the Closing Date substantially all the assets and operations of which are in the United States and that is designated a "Restricted Subsidiary" by the Borrower pursuant to a resolution approved by a majority of the Board of Directors of the Borrower and delivered to the Agent and the Lenders.

     "Restricted Subsidiary Security Agreements" shall mean each of those certain Security Agreements substantially in the form attached hereto as Exhibit R executed by each Restricted Subsidiary in favor of the Agent for the benefit of the Holders of Secured Obligations, executed pursuant to Section 6.3(G)(ii) of this Agreement, in each case as they may be amended, modified, supplemented or restated and in effect from time to time.

     "Revolving Credit Availability" means, at any particular time, the lesser of (a) (i) the Aggregate Revolving Loan Commitment at such time minus (ii) the Revolving Credit Obligations outstanding at such time and (b) (i) the Borrowing Base at such time, minus (ii) the principal amount of the Revolving Loans outstanding at such time, minus (iii) the principal amount of Swing Line Loans outstanding at such time and minus (iv) the L/C Obligations with respect to standby Letters of Credit (other than the Backstop Letter of Credit) outstanding at such time.

     "Revolving Credit Obligations" means, at any particular time, the sum of
(i) the outstanding principal amount of the Revolving Loans at such time, plus
(ii) the outstanding principal amount of the Swing Line Loans at such time, plus
(iii) the L/C Obligations at such time.

     "Revolving Loan" is defined in Section 2.2.

     "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on Exhibit B to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or on
Schedule 1 to the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.

     "Revolving Loan Termination Date" means December 31, 2002.

     "Revolving Note" means a promissory note, in substantially the form of Exhibit C hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement modification, renewal or replacement of such Revolving Note.

     "Risk-Based Capital Guidelines" is defined in Section 3.2 hereof.

     "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with intent to lease such Property as lessee.

     "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Hedging Obligations owing under Hedging Agreements to any Lender or any affiliate of any Lender.

     "Security Agreement" means that certain Security Agreement of even date herewith executed by the Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Sellers" is defined in the definition of Stock Acquisition below.

     "Senior Subordinated Notes" means those certain 9 5/8% Senior Subordinated Notes due 2007, issued by the Borrower in the aggregate principal amount of $125,000,000 pursuant to the Indenture, as amended, supplemented or modified in accordance with Section 6.3(O) hereof.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Solvent", when used with respect to any Person, means that at the time of determina tion: (i) the fair market value (i.e., the value of the consideration obtainable in a sale of assets on a going-concern basis in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such assets, neither being under any compulsion to act, determined in good faith) of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets (as determined on a going-concern basis) is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

     "Stock Acquisition" means the acquisition by the Borrower of all of the issued and outstanding Capital Stock of the Target on the terms and conditions set forth in that certain Agreement for Purchase and Sale of Stock ("Stock Purchase Agreement") dated as of January 24, 1997 by and among the Borrower, Holdings and all of the shareholders of the Target (collectively, the "Sellers", and each individually being sometimes referred to herein as "Seller"), in the form attached as Exhibit D hereto.

     "Stock Purchase Agreement" is defined in the definition of Stock Acquisition above.

     "Stockholders Agreement" means that certain Subscription and Stockholders Agreement, dated as of February 27, 1997, among Holdings and each of the "Stockholders" parties thereto, as in effect on the Closing Date.

     "Subordinated Indebtedness" means (a) the Indebtedness evidenced by the Senior Subordinated Notes and (b) any other Indebtedness of the Borrower or any Subsidiary of the Borrower, the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Agent and the Required Lenders.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Swing Line Bank" means the Agent or any successor Agent.

     "Swing Line Commitment" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of Two Million and 00/100 Dollars ($2,000,000) at any one time outstanding.

     "Swing Line Loan" means a loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.3 hereof.

     "Swing Line Note" means a promissory note, in substantially the form of Exhibit C-1 hereto, duly executed by the Borrower and payable to the order of the Swing Line Bank in the amount of its Swing Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

     "Syndication Period" is defined in the definition of Interest Period above.

     "Target" means Winning Ways, Inc., a Missouri corporation, prior to the consummation of the Merger.

     "Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of February 27, 1997 initially between Holdings and the Borrower and to which each Restricted Subsidiary shall become a party in the form attached hereto as Exhibit P.

     "Taxes" is defined in Section 2.15(E)(i) hereof.

     "Termination Date" means the earlier of (a) the Revolving Loan Termination Date and (b) the date of termination of the Commitments pursuant to Section 2.6 or Section 8.1.

     "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "Term Loan A" is defined in Section 2.1(a).

     "Term Loan A Commitment" means, for each Lender, the obligation of such Lender to make its Term Loan A pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Exhibit B to this Agreement opposite its name thereon under the heading "Term Loan A Commitment", as such amount may be modified from time to time pursuant to the terms hereof.

     "Term Loan A Note" means a promissory note, in substantially the form of Exhibit E hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Loan A Commitment, including any amendment, restatement modification, renewal or replacement of such Term Loan A Note.

     "Term Loan A Termination Date" means December 31, 2002.

     "Term Loan B" is defined in Section 2.1(b).

     "Term Loan B Commitment" means, for each Lender, the obligation of such Lender to make its Term Loan B pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Exhibit B to this Agreement opposite its name thereon under the heading "Term Loan B Commitment", as such amount may be modified from time to time pursuant to the terms hereof.

     "Term Loan B Note" means a promissory note, in substantially the form of Exhibit F hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Loan B Commitment, including any amendment, restatement modification, renewal or replacement of such Term Loan B Note.

     "Term Loan B Termination Date" means March 31, 2004.

     "Term Loans" means, collectively, the A Term Loans and B Term Loans.

     "Term Notes" means collectively the Term Loan A Notes and Term Loan B Notes, including any amendment, restatement modification, renewal or replacement of such Term Notes.

     "The Jordan Company" means The Jordan Company, a New York general partnership.

     "Transaction Costs" means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Transaction Documents, the consummation of the Stock Acquisition and the offer and sale of the Senior Subordinated Notes.

     "Transaction Documents" means the Loan Documents, the Indenture, the Senior Subordinated Notes, the documents evidencing the Holdings Subordinated Debt, including, without limitation, the Deferred Limited Interest Guaranty, the MCIT Turnover Agreement, the Holdings Turnover Agreement, the Management Notes, the Jordan Management Agreement, the Tax Sharing Agreement and the Acquisition Documents.

     "Transferee" is defined in Section 12.5 hereof.

     "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

     "Unfunded Liabilities" means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to elect the board of directors (or similar governing body).

     "Weighted Average Life to Maturity" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Working Capital" means, as at any date of determination, the excess, if any, of (i) the Borrower's and its Restricted Subsidiaries' consolidated current assets, except cash and Cash Equivalents, over (ii) the Borrower's and its Restricted Subsidiaries' consolidated current liabilities, except current maturities of long-term debt and Revolving Credit Obligations as of such date and all accrued interest, associated costs and fees in connection therewith as of such date.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

     1.2 References. The existence throughout the Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall not shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary. All representations and warranties made on and as of the Closing Date to the Borrower shall also be and be deemed to include a reference to the Target after taking into effect the consummation of the Merger.

     1.3 Supplemental Disclosure. At any time at the reasonable request of the Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any baskets, limits or similar restrictions contained in this Agreement or any other Loan Document.


ARTICLE II:  THE CREDITS

     2.1. Term Loans. (a) Term Loan A.

          (i) Amount of Term Loan A. Subject to the terms and conditions set forth in this Agreement, each Lender on the Closing Date severally and not jointly agrees to make on the Closing Date, a term loan, in Dollars, to the Borrower in an amount equal to such Lender's Term Loan A Commitment (each individually, a "Term Loan A" and, collectively, the "A Term Loans"). All A Term Loans shall be made by the Lenders on the Closing Date simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan A hereunder nor shall the Term Loan A Commitment of any Lender be increased or decreased as a result of any such failure.

          (ii) Borrowing Notice. The Borrower shall deliver to the Agent a Borrowing Notice, signed by it, on the Closing Date. Such Borrowing Notice shall specify (i) the aggregate amount of the A Term Loans and (ii) instructions for the disbursement of the proceeds of the A Term Loans. The A Term Loans shall initially be Floating Rate Loans

     (unless otherwise agreed between the Borrower and the Lenders) and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Any Borrowing Notice given pursuant to this Section 2.1(a)(ii) shall be irrevocable.

          (iii) Making of Term Loans. Promptly after receipt of the Borrowing Notice under Section 2.1(a)(ii) in respect of the A Term Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Pro Rata Share of the A Term Loans with the Agent at its office in Chicago, Illinois, in immediately available funds, on the Closing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in Sections 4.1 and 4.2, the Agent shall make the proceeds of such amounts received by it available to the Borrower at the Agent's office in Chicago, Illinois on such Closing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing Notice. The failure of any Lender to deposit the amount described above with the Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan A on the Closing Date.

          (iv) Repayment of the A Term Loans.

               (A) The A Term Loans shall be repaid in twenty-two (22) consecutive quarterly installments payable on the last day of each calendar quarter commencing September 30, 1997 and continuing thereafter until the Term Loan A Termination Date, and the A Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is required to be made hereunder. The installments shall be in the aggregate amounts set forth below:

                  Installment Date                   Installment Amount
                  ----------------                   ------------------
                  September 30, 1997                 $1,062,500
                  December 31, 1997                  $1,062,500

                  March 31, 1998                     $1,062,500
                  June 30, 1998                      $1,062,500
                  September 30, 1998                 $1,187,500
                  December 31, 1998                  $1,187,500

                  March 31, 1999                     $1,187,500
                  June 30, 1999                      $1,187,500
                  September 30, 1999                 $1,562,500
                  December 31, 1999                  $1,562,500

                  March 31, 2000                     $1,562,500
                  June 30, 2000                      $1,562,500

                  September 30, 2000                 $1,937,500
                  December 31, 2000                  $1,937,500

                  March 31, 2001                     $1,937,500
                  June 30, 2001                      $1,937,500
                  September 30, 2001                 $2,437,500
                  December 31, 2001                  $2,437,500

                  March 31, 2002                     $2,437,500
                  June 30, 2002                      $2,437,500
                  September 30, 2002                 $3,625,000
                  December 31, 2002                  $3,625,000

          Notwithstanding the foregoing, the final installment shall be in the amount of the then outstanding principal balance of the A Term Loans. In addition, the then outstanding principal balance of the A Term Loans, if any, shall be due and payable on the Termination Date. No installment of any Term Loan A shall be reborrowed once repaid.

               (B) In addition to the scheduled payments on the A Term Loans, the Borrower (i) may make the voluntary prepayments described in
          Section 2.5(A) for credit against the scheduled payments on the A Term Loans pursuant to Section 2.5(A) and (ii) shall make the mandatory prepayments prescribed in Section 2.5(B), for credit against such scheduled payments on the A Term Loans pursuant to Section 2.5(B).

     (b) Term Loan B.

          (i) Amount of Term Loan B. Subject to the terms and conditions set forth in this Agreement, each Lender on the Closing Date severally and not jointly agrees to make on the Closing Date, a term loan, in Dollars, to the Borrower in an amount equal to such Lender's Term Loan B Commitment (each individually, a "Term Loan B" and, collectively, the "B Term Loans"). All B Term Loans shall be made by the Lenders on the Closing Date simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan B hereunder nor shall the Term Loan B Commitment of any Lender be increased or decreased as a result of any such failure.

          (ii) Borrowing Notice. The Borrower shall deliver to the Agent a Borrowing Notice, signed by it, on the Closing Date. Such Borrowing Notice shall specify (i) the aggregate amount of the B Term Loans and (ii) instructions for the disbursement of the proceeds of the B Term Loans. The B Term Loans shall initially be Floating Rate Loans (unless otherwise agreed between the Borrower and the Lenders) and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Any Borrowing Notice given pursuant to this Section 2.1(b)(ii) shall be irrevocable.

          (iii) Making of Term Loans. Promptly after receipt of the Borrowing Notice under Section 2.1(b)(ii) in respect of the B Term Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Pro Rata Share of the B Term Loans with the Agent at its office in Chicago, Illinois, in immediately available funds, on the Closing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in Sections 4.1 and 4.2, the Agent shall make the proceeds of such amounts received by it available to the Borrower at the Agent's office in Chicago, Illinois on such Closing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing Notice. The failure of any Lender to deposit the amount described above with the Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan B on the Closing Date.

          (iv) Repayment of the B Term Loans.

               (A) The B Term Loans shall be repaid in twenty-seven (27) consecutive quarterly installments payable on the last day of each calendar quarter commencing September 30, 1997 and continuing thereafter until the Term Loan B Termination Date, and the B Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is required to be made hereunder. The installments shall be in the aggregate amounts set forth below:

                  Installment Date                   Installment Amount
                  ----------------                   ------------------
                  September 30, 1997                 $    62,500
                  December 31, 1997                  $    62,500

                  March 31, 1998                     $    62,500
                  June 30, 1998                      $    62,500
                  September 30, 1998                 $    62,500
                  December 31, 1998                  $    62,500

                  March 31, 1999                     $    62,500
                  June 30, 1999                      $    62,500
                  September 30, 1999                 $    62,500
                  December 31, 1999                  $    62,500

                  March 31, 2000                     $    62,500
                  June 30, 2000                      $    62,500
                  September 30, 2000                 $    62,500
                  December 31, 2000                  $    62,500

                  March 31, 2001                     $    62,500
                  June 30, 2001                      $    62,500
                  September 30, 2001                 $    62,500
                  December 31, 2001                  $    62,500

                  March 31, 2002                     $    62,500
                  June 30, 2002                      $    62,500
                  September 30, 2002                 $    62,500
                  December 31, 2002                  $    62,500

                  March 31, 2003                     $ 3,562,500
                  June 30, 2003                      $ 3,562,500
                  September 30, 2003                 $ 4,125,000
                  December 31, 2003                  $ 4,125,000

                  March 31, 2004                     $ 8,250,000

          Notwithstanding the foregoing, the final installment shall be in the amount of the then outstanding principal balance of the B Term Loans. In addition, the then outstanding principal balance of the B Term Loans, if any, shall be due and payable on the Termination Date. No installment of any Term Loan B shall be reborrowed once repaid.

               (B) In addition to the scheduled payments on the B Term Loans, the Borrower (i) may make the voluntary prepayments described in
          Section 2.5(A) for credit against the scheduled payments on the B Term Loans pursuant to Section 2.5(A) and (ii) shall make the mandatory prepayments prescribed in Section 2.5(B), for credit against such scheduled payments on the B Term Loans pursuant to Section 2.5(B).

     2.2 Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Closing Date shall initially be Floating Rate Loans (unless otherwise agreed between the Borrower and the Lenders) and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share. Each Advance under this

Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

     2.3 Swing Line Loans. (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower from time to time, in Dollars, in an amount not to exceed the lesser of (a) the Swing Line Commitment minus the outstanding principal amount of all Swing Line Loans (after giving effect to any concurrent repayment of Loans) and (b) Revolving Credit Availability at such time (each, individually, a "Swing Line Loan" and collectively, the "Swing Line Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment, and, provided, further, that at no time shall the Revolving Credit Obligations (other than L/C Obligations in respect of commercial Letters of Credit) exceed the Borrowing Base; and provided, further, that at no time shall the sum of (a) the outstanding amount of the Swing Line Loans, plus (b) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.2 (after giving effect to any concurrent repayment of Loans), exceed the Swing Line Bank's Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans (including from the proceeds of another Swing Line
Loan) at any time prior to the Termination Date.

     (b) Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Bank a Borrowing Notice, signed by it, not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan. The Swing Line Loans shall at all times be Floating Rate Loans, which shall be an amount not less than $10,000 (and in multiples of $10,000 if in excess thereof). The Agent shall promptly notify each Lender of such request.

     (c) Making of Swing Line Loans. Promptly after receipt of the Borrowing Notice under Section 2.3(b) in respect of Swing Line Loans, the Agent shall notify the Swing Line Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower at the Agent's aforesaid address.

     (d) Repayment of Swing Line Loans. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Borrower on or before the fifth Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $10,000, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the

Swing Line Bank) with a Revolving Loan Commitment greater than zero to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.3(d), each Lender with a Revolving Loan Commitment greater than zero shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.3(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in
Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 and 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this
Section 2.3(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (B) the occurrence or continuance of a Default or Unmatured Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, or (D) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.3(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.3(d), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

     2.4 Rate Options for all Advances. The Advances may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.10. The Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Loans at any time and; provided, further, however, notwithstanding anything herein to the contrary, the Borrower may not select Interest Periods for Eurodollar Rate Advances made during the Syndication Period which exceed seven days and the Interest Periods with respect to all such Eurodollar Rate Advances made during the Syndication Period shall be required to expire on the same date. The Swing Line Loans shall at all times be Floating Rate Loans.

     2.5 Optional Payments; Mandatory Prepayments.

     (A) Optional Payments. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances, provided that the Borrower may not so prepay Floating Rate Advances consisting of Term Loans unless it shall have provided to the Agent of such prepayment at least one Business Day prior to the making thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 3.4, provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three Business Days' written notice to the Agent of such prepayment. Unless the aggregate outstanding principal balance thereof is being paid in full, repayments or prepayments of Floating Rate Advances (including as a result of any reduction of the Aggregate Revolving Loan Commitment pursuant to Section 2.6) shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Unless the aggregate outstanding principal balance thereof is being paid in full, prepayments of Eurodollar Rate Advances (including as a result of any reduction of the Aggregate Revolving Loan Commitment pursuant to Section 2.6) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each voluntary prepayment of the Term Loans shall be applied pro rata to the unpaid installments of the Term Loans, on a ratable basis based on the respective amounts of such installments.

     (B) Mandatory Prepayments.

     (i) Mandatory Prepayments of Term Loans.

          (a) Within one-hundred and eighty (180) days after the Borrower's or any Restricted Subsidiary's receipt of any Net Cash Proceeds from any Asset Sale (other than Excluded Asset Sales) which when aggregated with the Net Cash Proceeds from other Asset Sales (other than Excluded Asset Sales) consummated during the preceding twelve-month period are greater than $500,000, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds in excess of $500,000 for such twelve-month period; provided, however, that the Net Cash Proceeds which the Borrower or such Restricted Subsidiary shall, within one-hundred and eighty (180) days of the receipt thereof, use to acquire assets of a like nature to those sold in such Asset Sale in replacement thereof shall not be included in determining the Net Cash Proceeds for such Fiscal Year. Notwithstanding the foregoing, during the existence of a Default, if the Borrower or any Subsidiary shall consummate any Asset Sale (other than an Excluded Asset Sale) in which the sale price exceeds $100,000, or shall not have so reinvested proceeds of any such Asset Sale consummated prior to the occurrence of such a Default, then the Borrower shall immediately make or cause to be made a mandatory prepayment in an amount equal to 100% of such Net Cash Proceeds.

          (b) Within thirty (30) days after the required date for delivery of the annual audited financial statements required to be delivered pursuant to Section 6.1(A)(iii) for each Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Cash

     Flow Period and shall make a mandatory prepayment in an amount equal to (i) seventy-five percent (75%) of such Excess Cash Flow in excess of $250,000 if Level 1, Level 2 or Level 3 pricing shall be applicable as of the end of such Cash Flow Period determined by reference to the table set forth in
     Section 2.15(D)(ii), and (ii) fifty percent (50%) of such Excess Cash Flow in excess of $250,000 if Level 4, Level 5 or Level 6 pricing shall be applicable as of the end of such Cash Flow Period determined by reference to the table set forth in Section 2.15(D)(ii).

          (c) Notwithstanding anything contained in the foregoing Section 2.5(B)(i)(a), upon the consummation of any Financing by any Restricted Subsidiary, the Borrower shall immediately upon such Restricted Subsidiary's receipt of Net Cash Proceeds from such Financing, make a mandatory prepayment of the Obligations in an amount equal to the lesser of
     (1) one hundred percent (100%) of such Net Cash Proceeds minus amounts from such Net Cash Proceeds utilized to repay or prepay Indebtedness of such Restricted Subsidiary (other than Indebtedness which is subordinated to the claims of the Lenders with respect to such Restricted Subsidiary) minus the fair market value of any assets acquired with the proceeds of such Financing and (2) the amount of the Borrower's Investment in such Restricted Subsidiary minus the fair market value of any assets acquired with the proceeds of such Financing.

          (d) Nothing in this Section 2.5(B)(i) shall be construed to constitute the Lenders' consent to any transaction referred to in clause (a) above which is not expressly permitted by Section 6.3(B).

          (e) Each mandatory prepayment required by clauses (a), (b) and (c) of this Section 2.5(B) and Section 6.2(G) shall be referred to herein as a "Designated Prepayment". Designated Prepayments shall be allocated and applied to the Obligations as follows:

               (I) the amount of each Designated Prepayment shall be applied pro rata to the unpaid installments of the Term Loans, on a ratable basis based upon the respective amounts of such installments; and

               (II) following the payment in full of the Term Loans, the amount of each Designated Prepayment shall be applied to repay all outstanding Swing Line Loans and then to repay Revolving Loans and following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations; and

               (III) following the payment in full of the amounts set forth in clauses (I) and (II) above, the excess remaining amount, if any, shall be returned to the Borrower.

     (ii) Mandatory Prepayments of Revolving Loans. In addition to repayments under Section 2.5(B)(i)(e)(II), if at any time and for any reason (A) the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment or (B) the Revolving Credit Obligations (other than L/C Obligations in respect of commercial Letters of Credit) are greater than the Borrowing Base, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.

     (iii) Subject to the preceding provisions of this Section 2.5(B), all of the mandatory prepayments made under this Section 2.5(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date. The Agent shall hold the remaining portion of such mandatory prepayment as cash collateral in an interest bearing deposit account and shall apply funds from such account to subsequently maturing Eurodollar Rate Loans in order of maturity.

     2.6 Reduction of Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations; and provided, further, that in addition to the minimum amounts and integrals stated above, if as a result of any such reduction of the Aggregate Revolving Loan Commitment prepayments of the Revolving Loans must be made then unless all of the Revolving Credit Obligations are being paid in full, such prepayments of Floating Rate Advances shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof and such prepayments of Eurodollar Rate Advances shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

     2.7 Method of Borrowing. Not later than 12:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII hereof. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.8 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and not later than 11:00 a.m. (Chicago time) three Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance, changing (only as to the Applicable Eurodollar Margin portion thereof) with each change in the Applicable Eurodollar Margin.

     2.9 Minimum Amount of Each Advance. Each Eurodollar Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans pursuant to Section 2.3(d) or a Reimbursement Obligation pursuant to
Section 2.23) shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Revolving Credit Availability.

     2.10 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

     (A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

     (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

     (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(A) or Section 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

     (D) Conversion/Continuation Notice. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Chicago time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

     2.11 Default Rate. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate(s) applicable to any outstanding Loan shall be the greater of
(i) two percent (2.0%) per annum above the Alternate Base Rate in effect from time to time and (ii) the Eurodollar Rate applicable to such Loans at such time plus two percent (2.0%) per annum.

     2.12 Collections Account Arrangements. All collections of Receivables included in the Collateral and other proceeds of Collateral shall be deposited in a Collection Account which is subject to a Collection Account Agreement or pursuant to another similar arrangement for the collection of such amounts established by the Borrower and Agent and shall be transferred in accordance with the provisions of the respective Collection Account Agreements. On or prior to the Closing Date, the Borrower shall have entered into and shall thereafter maintain lock-box services agreements with banks which are parties to Collection Account Agreements and to which lock-boxes Account Debtors shall directly remit all payments on Receivables. Any of the foregoing collections received by the Borrower and not so deposited, shall be deemed to have been received by the Borrower as the Agent's trustee and, upon the Borrower's receipt thereof, the Borrower shall immediately transfer all such amounts into a Collection Account in their original form. Such deposits shall be remitted to the Agent, the Borrower or as the Agent may direct, all in accordance with the provisions of the Collection Account Agreements; provided, however, that any provision in any Loan Document (including the Collection Account Agreements) to the contrary notwithstanding, the Agent shall not give Notice (as defined under the Collection Account Agreements) or exercise any remedies under the Collection Account Agreements unless a Designated Default shall have occurred and be continuing.

     2.13 Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Payments received by the Agent after such time shall be deemed to have been received on the next Business Day. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest, fees and other Obligations as it becomes due hereunder.

     2.14 Notes, Telephonic Notices. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Notes; provided, however, that the failure to so record shall not affect the Borrower's obligations under any such Note. The Borrower authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the

Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

     2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

     (A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

     (B) Interest Payment Dates. Interest shall accrue on each Floating Rate Loan and shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest shall accrue on each Eurodollar Rate Loan and shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

     (C) Commitment Fees. (i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, (a) with respect to the Term Loan A Commitments and Term Loan B Commitments, from and after the date of this Agreement until the date on which the Term Loans are funded and (b) with respect to the Aggregate Revolving Loan Commitments, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on (1) the Term Loan A Commitments and Term Loan B Commitments and (2) the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations in effect from time to time. All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last day of each calendar quarter occurring after the Closing Date.

     (ii) The Borrower agrees to pay to the Agent for the sole account of the Agent and its affiliates the fees set forth in the letter agreement between the Agent and the Borrower dated January 3, 1997, as amended, payable at the times and in the amounts set forth therein.

     (D) Interest and Fee Basis; Applicable Eurodollar Margin; Applicable Floating Rate Margin and Applicable Commitment Fee Percentage.

     (i) All computations of interest based on the Alternate Base Rate which are computed by reference to the Corporate Base Rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     (ii) The Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this Section 2.15(D)(ii):


====================================================================================================================================

                                              APPLICABLE MARGINS/FEES FOR OBLIGATIONS
------------------------------------------------------------------------------------------------------------------------------------

              LEVERAGE RATIO        APPLICABLE          APPLICABLE           APPLICABLE      APPLICABLE         APPLICABLE
                                    FLOATING            EURODOLLAR           FLOATING        EURODOLLAR         COMMITMENT
                                    RATE MARGIN         RATE MARGIN          RATE            RATE MARGIN        FEE
                                    FOR                 FOR                  MARGIN          FOR B TERM         PERCENTAGE
                                    OBLIGATIONS         OBLIGATIONS          FOR B           LOANS
                                    OTHER THAN B        OTHER THAN B         TERM
                                    TERM LOANS          TERM LOANS           LOANS
------------------------------------------------------------------------------------------------------------------------------------

LEVEL 1       > 5.0 to 1.0              1.25%               2.25%              1.75%            2.75%               0.50%
              -
------------------------------------------------------------------------------------------------------------------------------------

              > 4.50 to 1.00
              -
LEVEL 2       and < 5.00 to             1.00%               2.00%              1.50%            2.50%              0.375%
              1.00
------------------------------------------------------------------------------------------------------------------------------------

              > 4.00 to 1.00
              -
LEVEL 3       and < 4.50 to             0.75%               1.75%              1.25%            2.25%              0.375%
              1.00
------------------------------------------------------------------------------------------------------------------------------------

              > 3.50 to 1.00
              -
LEVEL 4       and < 4.00 to             0.50%               1.50%              1.25%            2.25%               0.25%
              1.00
------------------------------------------------------------------------------------------------------------------------------------

              > 3.00 to 1.00
              -
LEVEL 5       and < 3.50 to             0.25%               1.25%              1.25%            2.25%               0.25%
              1.00
------------------------------------------------------------------------------------------------------------------------------------

LEVEL 6       < 3.00 to 1.00            0.00%               1.00%              1.25%            2.25%               0.25%
====================================================================================================================================


Except as set forth in clause (iii) below, for purposes of this Section 2.15(D)(ii), the Leverage Ratio shall be determined as of the last day of each fiscal quarter on a basis consistent with the calculation under Section 6.4. Upon receipt of the financial statements delivered pursuant to Section 6.1(A)(ii), the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Agent's receipt of such financial statements and the Officer's Certificate required to be delivered in connection therewith pursuant to Section 6.1(A)(iv); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 6.1(A)(ii), then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage that the Leverage Ratio was greater than 5.0 to 1.0 and the Level 1 pricing shall be applicable.

     (iii) Notwithstanding anything herein to the contrary, the initial Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be at the Level 1 pricing level and no adjustment which would otherwise be made during the period from the Closing Date through August 27, 1997 shall be made but the Level 1 pricing shall remain in effect for such period. On August 27, 1997, the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be based upon the Borrower's Leverage Ratio as at the end of the fiscal quarter ended June 30, 1997, which Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall remain in effect until adjusted pursuant to the provisions of this Section 2.15 set forth above.

     (E) Taxes.

          (i) Except as provided below, any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and
     (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments or such Lender.

          (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

          (iii) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which an indemnification payment has been made hereunder are subsequently refunded to the Lenders, the Lenders will return to the Borrower an amount equal to the lesser of the indemnification payment or the refunded amount. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.15(E) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

          (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

          (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          (vi) Without limiting the obligations of the Borrower under this
     Section 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
     Section 12.3 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the
     IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.15(E)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 1998, and every third (3rd) anniversary of such date thereafter on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

               (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

               (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

               (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

          To the extent that any Lender shall receive a refund of any Taxes or Other Taxes, or its shall be determined by such Lender that the amount of any Taxes or other Taxes paid by the Borrower was greater than the amount payable by such Lender to the Applicable Governmental Authority, such Lender shall promptly remit such refund, or such excess, as applicable, to the Borrower.

          Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     (F) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

     (G) Control Account. The Register maintained by the Agent pursuant to
Section 12.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, the type of Loan comprising such Advance and any Interest Period applicable thereto, (ii) the effective date and amount of each assignment and acceptance delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes, (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

     (H) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower's receipt of such information.

     2.16 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19 Termination Date. This Agreement shall be effective until the payment in full of all Obligations (other than contingent indemnity obligations) including without limitation, all principal, interest and fees due under this Agreement. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

     2.20 Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.3(d), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.15(E), 3.1 or 3.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 3.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 9.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed assignment and acceptance agreements in substantially the form of Exhibit G five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.3(A) (and, if selected by the Borrower is reasonably acceptable to the Agent) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with
Section 12.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 3.1, and 3.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 3.1, 3.2, 3.4, and 9.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.8. Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 8.2 shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

     2.21 Letter of Credit Facility. (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants set forth herein, (i) First Chicago shall issue commercial letters of credit and (ii) First Chicago shall issue or any other Lender, in its sole discretion, may issue standby letters of credit, in each case for the account of the Borrower (First Chicago and each such other Lender in such capacity being referred to as an "Issuing Lender"), on terms as are satisfactory to such Issuing Lender upon three (3) days' notice and receipt of duly executed applications for such Letter of Credit, and such other customary documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C Documents") as the applicable Issuing Lender may require; provided, however, that no Letter of Credit will be issued (or amended) for the account of the Borrower by an Issuing

Lender if on the date of issuance, before or after taking such Letter of Credit into account, (A) the Revolving Loan Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, (B) the Revolving Loan Obligations (other than L/C Obligations in respect of commercial Letters of Credit) at such time would exceed the Borrowing Base at such time, (C) aggregate outstanding amount of the L/C Obligations in respect of standby Letters of Credit exceeds $5,000,000 plus the amount outstanding under the Backstop Letter of Credit only so long as the Backstop Letter of Credit remains outstanding, or
(C) the aggregate outstanding amount of the L/C Obligations in respect of commercial Letters of Credit exceeds $40,000,000; and provided, further, that no Letter of Credit shall be issued (or amended) which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Termination Date. There shall be no Issuing Lender other than the Agent with respect to commercial Letters of Credit. The designation of any Lender as an Issuing Lender after the date hereof with respect to standby Letters of Credit shall be subject to the prior written consent of the Agent. If the Borrower applies for a standby Letter of Credit from any Lender other than First Chicago, the Borrower shall simultaneously notify the Agent of the proposed amount, expiration date and nature of such Letter of Credit. The Agent shall promptly notify the Lender to which such application has been made and the Borrower whether the issuance of such Letter of Credit would comply with the terms of this Section 2.21. Each Issuing Lender shall be entitled to assume that the applicable conditions set forth in Article IV hereof have been satisfied unless it shall have received notice to the contrary from the Agent or such Issuing Lender has knowledge that the applicable conditions have not been met. To the extent that any provision of any L/C Document cannot reasonably be construed to be consistent with this Agreement, requires greater collateral security or imposes additional obligations not reasonably related to customary letter of credit arrangements, such provision shall be invalid and this Agreement shall control. All references in the expense, indemnity and similar provisions of this Agreement to the Lenders shall include First Chicago and any other Lender in its capacity as an Issuing Lender. No Issuing Lender shall extend or amend any Letter of Credit unless the requirements of this Section 2.21 are met as though a new Letter of Credit was being requested and issued.

     (b) Schedule 2.21(b) contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date by First Chicago (the "Existing Letters of Credit"). Subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, from and after the Closing Date the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to Section 2.21(a).

     2.22 Letter of Credit Participation. On the Closing Date with respect to the Existing Letters of Credit and immediately upon the issuance of each other Letter of Credit hereunder, each Lender with a Revolving Loan Commitment greater than zero shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Lender an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuing Lender thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The Agent will notify each Lender (or in the case of an Issuing Lender other than First Chicago, such Issuing Lender shall notify the Agent who in turn will notify each Lender) with a Revolving Loan

Commitment greater than zero promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the applicable Issuing Lender makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand of the Agent, each Lender with a Revolving Loan Commitment greater than zero shall make payment to the Agent, for the account of the applicable Issuing Bank, in immediately available funds, in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. Any Issuing Lender may direct the Agent to make such a request with respect to Letters of Credit issued by such Issuing Lender. Upon the Agent's receipt of funds as a result of an Issuing Lender's payment on an L/C Draft or any other draw on a Letter of Credit issued by such Issuing Lender, the Agent shall promptly pay such funds to the Issuing Lender. If an Issuing Lender has not directed the Agent to make such a request and the Borrower fails to repay the amount of any draft in accordance with Section 2.23, then, upon direction from the Issuing Lender, the Agent shall notify each Lender with a Revolving Loan Commitment greater than zero of such failure, and each such Lender shall promptly make payment to the Agent, in immediately available funds, in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each such Lender to reimburse the Agent under this Section 2.22 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.22, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Lender for such amount in accordance with this
Section 2.22.

     2.23 Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the applicable Issuing Lenders or the account of Lenders, as the case may be, the amount of each advance which may be drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Issuing Lender or the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.23, the Borrower shall be deemed to have elected to borrow a Revolving Loan from the Lenders with a Revolving Loan Commitment greater than zero, as of the date of the advance giving rise to the Reimbursement Obligation equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loan shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

     2.24 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, at the request of the Required Lenders, deliver to the Agent for the benefit of the Lenders and the Issuing Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. Any such collateral shall be held by the Agent in a separate interest bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Lenders as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts (plus interest which has accrued thereon) shall be applied to reimburse the Agent or each Issuing Lender, as the case may be, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.24 which are not to be applied to reimburse the Agent for amounts actually paid or to be paid by the Agent in respect of a Letter of Credit or L/C Draft, shall be returned promptly to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

     2.25 Letter of Credit Fees. (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Pro Rata Shares, a fee with respect to each Letter of Credit, for the period from the issuance date thereof to and including the final expiration date thereof, at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all Letters of Credit during such period. The Letter of Credit fees shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Termination Date. The Agent shall promptly remit such Letter of Credit fees, when paid, to the other Lenders in accordance with their Pro Rata Shares thereof.

     (b) The Borrower shall pay to the Agent for the benefit of each Issuing Lender, all reasonable out-of-pocket costs of issuing and servicing Letters of Credit, any and all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges and commissions in connection with the issuance, amendment, and presentation of Letters of Credit (and L/C Drafts related thereto) and the like, customarily charged by such Issuing Lenders with respect to standby and commercial Letters of Credit, payable at the time of invoice of such amounts.

     2.26 Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Lender and each Lender from and against any and all liabilities and costs which the Agent, such Issuing Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the issuer thereof, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Lender to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

     (b) As among the Borrower, the Lenders, the Issuing Lenders and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Agent, any Issuing Lenders nor any of the Lenders shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Lenders and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Lenders' rights or powers under this Section 2.26.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Lender, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.26 shall survive the payment in full of all principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     2.27 Issuing Lender Reporting Requirements. Each Issuing Lender other than the Agent shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of any Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Lender. Each Issuing Lender shall, no later than the tenth Business Day following the last day of each month, provide to the Agent, upon the Agent's request, schedules, in form and substance reasonably satisfactory to the Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by such Issuing Lender and outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Agent, each Issuing Lender shall furnish to the Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Lender is party and such other documentation as may reasonably be requested by the Agent. Upon the request of any Lender, the Agent will provide to such Lender information concerning such Letters of Credit.


ARTICLE III:  CHANGE IN CIRCUMSTANCES

     3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation and any state taxation based on the income of any Lender assessed by the State in which the Lender maintains its principal office), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment. A certificate as to an additional amount payable to any Lender or the Agent under this Section 3.1 submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

     3.2 Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). A certificate as to an additional amount payable to any Lender or the Agent under this Section 3.2 submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. "Change" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

     3.4 Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance. In connection with any assignment by First Chicago of any portion of the Loans made during the Syndication Period and if, notwithstanding the provisions of Section 2.4, the Borrower has requested and the Agent has consented to the use of an Interest Period in excess of seven days or the expiration of which does not correspond to expiration date of the other Eurodollar Rate Advances, then the Borrower shall be deemed to have repaid all outstanding Eurodollar Rate Advances as of the effective date any such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurodollar Rate Advance (chosen in accordance with the provisions of Section 2.4) and the indemnification provisions under this Section 3.4 shall apply.

     3.5 Lenders' Duty to Mitigate; Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall (subject to overall policy considerations of such Lender) designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3; provided that such designation is made on such terms that such Lender and its Lending Installation suffer no economic, legal or regulatory disadvantage. Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article III shall use its best efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2 or 3.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be obligated to pay any amount or amounts under Section 2.15(E) or this Article III to the extent such amount or amounts result from a Change, law, policy, rule, guideline or directive which took effect more than ninety (90) days prior to the date of delivery of the notice described above; provided, that such ninety (90) day period shall run from the date of passage of such Change, law, policy, rule, guideline or directive without giving effect to any retroactive application thereof. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV:  CONDITIONS PRECEDENT

     4.1 Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans, issue any Letters of Credit or purchase any participations therein unless:

     (a) such Loans are made not later than March 31, 1997;

     (b) the Stock Acquisition has been consummated and all documents necessary to consummate the Merger have been signed and submitted for filing;

     (c) all of the conditions precedent set forth in that certain Term Sheet, dated January 3, 1997 among First Chicago, First Chicago Capital Markets, Inc., Holdings and the Borrower shall have been met to the satisfaction of the Agent and each of the Lenders;

     (d) the Senior Subordinated Notes have been issued and the Borrower has received the net proceeds thereof;

     (e) the Holdings Subordinated Notes have been issued and Holdings has received the net proceeds thereof;

     (f) the Borrower shall have received from Holdings a capital contribution to the common equity of the Borrower in an amount not less than $51,300,000;

     (g) the Borrower shall have made all necessary arrangements for the payment in full of all Indebtedness and liabilities in connection with the Refinanced Indebtedness and release of all Liens in connection therewith pursuant to payoff, estoppel and release documentation reasonably acceptable to the Agent; and

     (h) the Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders:

          (1) Copies of the Certificate of Incorporation for each of Holdings, the Borrower and the Target (including, without limitation, the proposed articles of merger with respect to the Merger), together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

          (2) Copies, certified by the Secretary or Assistant Secretary of Holdings, the Borrower and the Target, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Transaction Documents;

          (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of Holdings, the Borrower and the Target, which shall identify by name and title and bear the signature of the officers of such entities authorized to sign the Transaction Documents and, with respect to the Borrower, to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

          (4) An Officer's Certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer of the Borrower, stating that on Closing Date no Default or Unmatured Default has occurred and is continuing;

          (5) A written opinion of the Borrower's counsel, addressed to the Lenders addressing the issues identified in Exhibit H hereto containing such assumptions and qualifications and otherwise in form and substance reasonably acceptable to the Agent and the Lenders;

          (6) Notes payable to the order of each of the Lenders;

          (7) Written money transfer instructions in substantially the form of Exhibit L hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested; and

          (8) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation all of the documents reflected on the List of Closing Documents attached as Exhibit I to this Agreement.

     4.2 Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, issue any Letter of Credit or purchase any participation therein, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

          (i) There exists no Default or Unmatured Default; and

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for changes in the Schedules to this Agreement reflecting transactions permitted by this Agreement as set forth in Section 1.3 above.

     Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Agent may require a duly completed Officer's Certificate in substantially the form of Exhibit J hereto as a condition to making an Advance.


ARTICLE V:  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue or participate the Letters of Credit described herein, the Borrower represents and warrants as follows to each

Lender and the Agent as of the Closing Date, giving effect to the Stock Acquisition and the Merger and the consummation of the other transactions contemplated by the Transaction Documents, and thereafter on each date as required by Section 4.2:

     5.1 Organization; Corporate Powers. The Borrower and each of its Restricted Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, (iii) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the States in which it is required to do so and (iv) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted giving effect to the Stock Acquisition and the Merger and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.

     5.2 Authority.

     (A) The Borrower and each of its Restricted Subsidiaries has the requisite corporate power and authority (i) to execute, deliver and perform each of the Transaction Documents which are to be executed by it in connection with the Stock Acquisition and the Merger or which have been executed by it as required by this Agreement on or prior to Closing Date and (ii) to file the Transaction Documents which must be filed by it in connection with the Stock Acquisition and Merger or which have been filed by it as required by this Agreement on or prior to the Closing Date with any Governmental Authority.

     (B) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or any of its Restricted Subsidiaries in connection with the Stock Acquisition or Merger or which have been executed or filed as required by this Agreement on or prior to the Closing Date and to which the Borrower or any of its Restricted Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Restricted Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or its Restricted Subsidiaries are necessary to consummate such transactions.

     (C) Each of the Transaction Documents to which the Borrower or any of its Restricted Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or, to the extent imposed by applicable law, by an implied covenant of good faith and fair dealing), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Agent pursuant to Section 4.1 without the prior written consent of the Required Lenders, and the Borrower and its Restricted Subsidiaries have, and, to the best of the Borrower's and its Restricted Subsidiaries' Knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

     5.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents and, to the Borrower's Knowledge, the other Transaction Documents to which the Borrower or any of its Restricted Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Restricted Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Restricted Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect,
(iii) with respect to the Loan Documents and, to the Borrower's and its Restricted Subsidiaries' Knowledge with respect to the other Transaction Documents, result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Restricted Subsidiary, other than Liens permitted by the Loan Documents, or (iv) require any approval of the Borrower's or any such Subsidiary's shareholders except such as have been obtained. Except as set forth on Schedule 5.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Restricted Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except (i) filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and (ii) filings necessary to create or perfect security interests in the Collateral.

     5.4 Financial Statements.

     (A) The pro forma financial statements of the Borrower and its Subsidiaries, copies of which are attached hereto as Exhibit K, present on a pro forma basis the financial condition of the Borrower and such Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the Stock Acquisition, the offer and sale of the Senior Subordinated Notes and the transactions contemplated by this Agreement, and the payment or accrual of all Transaction Costs payable on the Closing Date with respect to any of the foregoing. The projections and assumptions expressed in the pro forma financials referenced in this Section 5.4(A) were prepared in good faith and represent management's opinion based on the information available to the Borrower at the time so furnished.

     (B) Complete and accurate copies of the following financial statements and the following related information have been delivered to the Agent: (1) the audited balance sheets of the Target as at the fiscal years ended June 30, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flow of the Target for such fiscal years and the audit report of Donnelly Meiners Jordan Kline related thereto; and (2) the unaudited balance sheets of the Target as at the end of the fiscal quarter ended December 31, 1996 and the related statements of income of the Target for such fiscal quarters.

     5.5 No Material Adverse Change. Since December 31, 1996 (tested by reference to the audited financial statements of the Target as of such date) other than the consummation of the Stock Acquisition, the incurrence of the Indebtedness under the Indenture and under this Agreement to be incurred in connection with the Stock Acquisition and the related transactions contemplated in connection therewith, and the issuance by the Target of cash dividends in an aggregate amount equal to $20,600,000 to the shareholders of the Target as of February 25, 1997, there has occurred no change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Target, the Borrower, or the Borrower and its Subsidiaries taken as a whole which has had or could reasonably be expected to have a Material Adverse Effect.

     5.6 Taxes.

     (A) Tax Examinations. All deficiencies which have been asserted against the Holdings, Target, Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith by appropriate proceedings properly instituted and diligently conducted, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in Holdings' or the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 6.2(D), none of Holdings, the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law and which have not been reserved for in accordance with Agreement Accounting Principles in Holdings' or the Borrower's financial statements.

     (B) Payment of Taxes. All tax returns and reports of each of, Holdings, the Target, the Borrower and the Borrower's Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no Knowledge of any proposed tax assessment against Holdings, the Borrower or any of the Borrower's Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

     5.7 Litigation; Loss Contingencies and Violations. Except as set forth in Schedules 5.7 and 5.18 to this Agreement, there is no action, suit, proceeding, investigation of which the Borrower has Knowledge or arbitration before or by any Governmental Authority or private arbitrator pending or, to the Knowledge of the Borrower or any of its Restricted Subsidiaries, threatened against the Target, the Borrower or any of its Restricted Subsidiaries or any property of any of them (i) challenging the validity or the enforceability of any material provision of the Transaction Documents or (ii) which if resolved in a manner adverse to the Target, the Borrower or any Restricted Subsidiary of the Borrower will have or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the financial statements delivered pursuant to Section 5.4 or the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 6.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Restricted Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

     5.8 Subsidiaries. Schedule 5.8 to this Agreement (i) contains a description of the corporate structure of Holdings, the Borrower, its Subsidiaries and any other Person in which Holdings, the Borrower or any of its Subsidiaries holds an Equity Interest (in flow chart form) after taking into account the consummation of the Stock Acquisition; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower is qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of Holdings, the Borrower and each of its Subsidiaries and the owners of such shares (both as of the Closing Date and on a fully-diluted basis), and (C) a summary of the direct and indirect Equity Interests, if any, of Holdings, the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. None of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock. The Borrower has no Subsidiaries other than those permitted to be created pursuant to Section 6.3(G) in connection with a Permitted Acquisition.

     5.9 ERISA. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither the Borrower nor any member of the Controlled Group after such member became a part of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan which could subject the Borrower to liability, individually or in the aggregate, together with all other amounts under this Section 5.9, in excess of $2,500,000. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group (after such member became a part of the Controlled Group) is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified or an application for determination of tax-qualified status will be made to the IRS prior to the applicable remedial amendment period under Section 401(b) of the Code. The Borrower and all Restricted Subsidiaries are in compliance in all respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans, except where such noncompliance could not reasonably be expected to subject the Borrower to liability, individually or in the aggregate, together with all other amounts under this Section 5.9, in excess of $2,500,000. Neither the Borrower nor any of its Restricted Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower to liability, individually or in the aggregate, together with all other amounts under this Section 5.9, in excess of $2,500,000. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which could reasonably be expected to subject the Borrower to liability, individually or in the aggregate, together with all other amounts under this Section 5.9, in excess of $2,500,000. Neither the Borrower nor any Restricted Subsidiary is subject to, and no other member of the Controlled Group is subject to, any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower to liability, individually or in the aggregate, together with all other amounts under this Section 5.9, in excess of $2,500,000. Neither the Borrower nor any of its Restricted Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement which payment, individually or in the aggregate with all other such payments, together with all other amounts under this Section 5.9, in excess of $2,500,000.

     5.10 Accuracy of Information. (a) All factual information (other than projections) heretofore or contemporaneously furnished by or on behalf of the Target or the Borrower in writing to the Agent or to any Lender for purposes or in connection with the Loan Documents or any transaction contemplated thereby (including (i) the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, (ii) all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof and (iii) the Offering Memorandum) is collectively, and all other such factual information (other than projections) hereafter furnished by or on behalf of the Company or any of its Subsidiaries to the Purchaser will be individually, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

     (b) The projections supplied in connection with the factual information referred to in clause (a) above were or are based on good faith estimates and assumptions believed to be fair and reasonable at the time made, given historical financial performance and current and reasonably foreseeable business conditions, and to the Borrower's knowledge, there are no facts or circumstances presently existing which singly or in the aggregate, would cause a material change in such projections, it being recognized and agreed by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.

     5.11 Securities Activities. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Adverse Effect.

     5.13 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect.

     5.14 Assets and Properties. The Target, the Borrower and each of the Borrower's Restricted Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens securing the Secured Obligations and Liens permitted under Section 6.3(C). Substantially all of the assets and properties owned by, leased to or used by the Target, the Borrower and/or each such Restricted Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. To the Borrower's and its Restricted Subsidiary's Knowledge, except for Liens granted to the Agent for the benefit of the Agent and the Holders of Secured Obligations, neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Target, the Borrower or such Restricted Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

     5.15 Statutory Indebtedness Restrictions. Neither the Borrower, nor any of its Restricted Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or in connection with Stock Acquisition.

     5.16 Post-Retirement Benefits. As of the Closing Date the Target, the Borrower and its Subsidiaries have no expected cost of post-retirement medical and insurance benefits payable by the Target, the Borrower and its Restricted Subsidiaries to its employees and former employees, as estimated in accordance with Financial Accounting Standards Board Statement No. 106.

     5.17 Insurance. Schedule 5.17 to this Agreement accurately sets forth as of the Closing Date all material insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Target, the Borrower and its Restricted Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) describes any reserves, relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

     5.18 Indebtedness of Target; Refinanced Indebtedness; Contingent Obligations. Schedule 1.1.5 sets forth all Indebtedness of the Target and all Indebtedness to be discharged in connection with the consummation of the Stock Acquisition under the heading "Refinanced Indebtedness." The Refinanced Indebtedness and all accrued and unpaid interest thereon has been paid in full or provision for payment has been made such that, in accordance with the express provisions of the instruments governing such Indebtedness. The Target has been or will be upon payment in full of the Refinanced Indebtedness irrevocably released from all liability and Contractual Obligations with respect thereto other than customary continuing indemnities provided for in the Contractual Obligation evidencing such Refinanced Indebtedness, a copy of which has been delivered to the Lenders. Any and all Liens securing the Refinanced Indebtedness have been released or provision for release of such Liens satisfactory to the Agent has been made. Except as set forth on Schedule 5.18 to this Agreement, neither the Target, the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability, long-term lease or commitment, not reflected in its audited financial statements delivered to the Agent on or prior to the Closing Date or otherwise disclosed to the Agent and the Lenders in the other Schedules to this Agreement, which could reasonably be expected to subject the Borrower to liability, individually or in the aggregate, in excess of $500,000.

     5.19 Labor Matters.

     (A) Except as listed on Schedule 5.19 to this Agreement, there are on the Closing Date no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of the Target, the Borrower or any of its Restricted Subsidiaries. As of the Closing Date, no attempt to organize the employees of the Target, the Borrower or any of its

Restricted Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Target, the Borrower or any of its Restricted Subsidiaries, is pending, or, to the Borrower's or its Restricted Subsidiaries' Knowledge, threatened, planned or contemplated.

     (B) Set forth in Schedule 5.19 to this Agreement is a list, as of the Closing Date, of all material consulting agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, severance plans, group life insurance, hospitalization insurance or other plans or arrangements of Holdings, the Borrower and its Restricted Subsidiaries providing for benefits for employees of Holdings, the Borrower and its Restricted Subsidiaries.

     5.20 The Stock Acquisition; Minimum Equity Contributions.

     (A) As of the Closing Date and immediately prior to the making of the initial Loans:

          (i) the Acquisition Documents are in full force and effect, no material breach, default or waiver of any term or provision of any of the Acquisition Documents by Holdings, the Borrower or any of its Subsidiaries or, to the Borrower's Knowledge, the other parties thereto has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by the Agent and the Required Lenders) and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, the Stock Acquisition;

          (ii) the representations and warranties of each of Holdings, the Borrower and the Borrower's Subsidiaries contained in the Acquisition Documents, if any, are true and correct in all material respects;

          (iii) all conditions precedent to, and all consents necessary to permit, the Stock Acquisition pursuant to the Acquisition Documents have been satisfied or waived with the prior written consent of the Agent and the Required Lenders, and simultaneously with the funding of the initial Loan under this Agreement, the Stock Acquisition will be consummated in accordance with the Acquisition Documents and the Borrower will obtain at such time good and marketable title to all of the outstanding Equity Interests of the Target free and clear of any Liens other than Liens permitted under Section 6.3(C).

     (B) As of the Closing Date and immediately prior to the making of the initial Loans the Minimum Equity Contributions have been made and Holdings and the Borrower has received the proceeds thereof.

     5.21 Environmental Matters. (a) Except as disclosed on Schedule 5.21 to this Agreement

          (i) the operations of the Target, the Borrower and its Restricted Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

          (ii) the Target, the Borrower and its Restricted Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

          (iii) neither the Target, the Borrower, any of its Restricted Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' Knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation of which the Borrower or any of its Subsidiaries has Knowledge, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) there is not now, nor to the best of the Borrower's or any of its Restricted Subsidiaries' Knowledge has there ever been on or in the property of the Target, the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

          (v) neither the Target, the Borrower nor any of its Restricted Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

     (b) For purposes of this Section 5.21 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower to liability, individually or in the aggregate, in excess of $1,000,000.

     5.22 Capitalization. As of the Closing Date and immediately prior to the initial funding of the Loans, (A) the investors listed on Schedule 5.8 have contributed to the capital of Holdings, in compliance with all applicable Requirements of Law, not less than $52,200,000 comprised of $27,200,000 with allocations of cash and non-cash investments for common and preferred stock as set forth on Schedule 5.8 and $25,000,000 in cash for the Holdings Subordinated Notes and 11,000 Series B Preferred Shares and 500 Series B Common Shares purchased by MCIT; and (B) Holdings has contributed to the capital of the Borrower, in compliance with all applicable Requirements of Law, not less than $51,300,000 in cash (such contributions, collectively, being referred to herein as the "Minimum Equity Contributions"). All of the Secured Obligations of the Borrower to the Lenders (whether in respect of the principal of and interest on Loans, L/C

Obligations, Hedging Obligations or reimbursement or indemnity Obligations) constitute "Senior Indebtedness" as such term is defined in each of the Deferred Limited Interest Guaranty and the Holdings Subordinated Notes and the subordination provisions of the Holdings Subordinated Notes are enforceable against the holders of the Holdings Subordinated Notes.

     5.23 The Offering and Sale of the Senior Subordinated Notes.

     (a) As of the Closing Date, the offering and sale of the Senior Subordinated Notes has been consummated in compliance with the provisions of the Securities Act, as amended, any other federal securities law, state securities or "Blue Sky" law or applicable general corporation law, and, in each case, the rules and regulations thereunder.

     (b) As of the Closing Date, all conditions precedent to, and all consents necessary to permit, the offering and sale of the Senior Subordinated Notes have been satisfied or delivered, or, to the extent material to the Lenders, waived with the prior written consent of the Agent, and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the offering or sale of the Senior Subordinated Notes.

     (c) As of the Closing Date, the offering and sale of the Senior Subordinated Notes has been consummated, the Senior Subordinated Notes in an aggregate original principal amount of $125,000,000 have been issued and the Borrower has received the proceeds thereof and applied such proceeds as provided in the Offering Memorandum.

     (d) All of the Secured Obligations of the Borrower to the Holders of Secured Obligations (whether in respect of the principal of and interest on Loans, L/C Obligations, Hedging Obligations or reimbursement or indemnity Obligations) constitute "Senior Indebtedness" as such term is defined in the Indenture.

     5.24 Solvency. As of the Closing Date, after giving effect to the (i) Loans to be made on the Closing Date, (ii) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (iii) the proceeds received and disbursed pursuant to the terms of the Indenture, (iv) the proceeds received and disbursed in connection with the Minimum Equity Contributions, and (v) consummation of the Stock Acquisition and the Merger, the Borrower is Solvent.


ARTICLE VI:  COVENANTS

     The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

     6.1 Reporting. The Borrower shall maintain a system of accounting established and administered in accordance with Agreement Accounting Principles and shall:

     (A) Financial Reporting. Furnish to the Lenders:

          (i) Monthly Reports. As soon as practicable, and in any event within thirty (30) days after the end of each calendar month, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and statement of cash flow of the Borrower and its Subsidiaries for such calendar month, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the calendar months indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

          (ii) Quarterly Reports. Without in any way limiting the requirements set forth in Section 6.1(A)(i), as soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, and cash flow of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower and its Restricted Subsidiaries on behalf of the Borrower and its Restricted Subsidiaries as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

          (iii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in
     Section 6.4, (b) a schedule from the Borrower setting forth for each item in clause (a) hereof, the corresponding figures from the consolidated financial budget for the current fiscal year delivered pursuant to Section 6.1(A)(v), and (c) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (y) any management letter prepared by the above-referenced accountants and (z) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (iv) Officer's Certificate. Together with each delivery of any financial statement (or otherwise if requested pursuant to the terms of Section 4.2) an officer's certificate substantially in the form of Exhibit J hereto (an "Officer's Certificate") (a) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof for each such Officer's Certificate accompanying the financial statements delivered pursuant to clauses (i),
     (ii) and (iii) of this Section 6.1(A), and (b) in addition for each such Officer's Certificate accompanying the financial statements delivered pursuant to clauses (ii) and (iii) of this Section 6.1(A), setting forth calculations for the period then ended for Section 2.5(B), if applicable, setting forth the Borrower's calculations reflecting the applicable pricing level under Section 2.15(D) which the Borrower has determined to be the applicable level, and which demonstrate compliance, when applicable, with the provisions of Section 6.4, in each case such Officer's Certificate to be signed by the Borrower's chief financial officer or treasurer.

          (v) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than sixty (60) days after the beginning of each fiscal year, a copy of the plan and forecast (including a projected balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent.

     (B) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other Authorized Officer of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or an Unmatured Default which is then continuing, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Restricted Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in
Section 7.1(e), deliver to the Agent and the Lenders an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

     (C) Lawsuits. (i) Promptly upon the Knowledge of the Borrower or any Restricted Subsidiary of the institution of, or the written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries not previously disclosed pursuant to Section 5.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate, in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Restricted Subsidiaries (unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 6.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not violate any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

     (D) Insurance. As soon as practicable and in any event within ninety (90) days of the end of each fiscal year commencing with fiscal year ending June 30, 1997, deliver to the Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) an insurance broker's statement that all premiums with respect to such coverage have been paid when due.

     (E) ERISA Notices. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) (a) within ten (10) Business Days after the Borrower or any Restricted Subsidiary obtains Knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or such Restricted Subsidiary to a liability, individually or in the aggregate in excess of $1,000,000, a written statement of the chief financial officer of the Borrower or such Restricted Subsidiary describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten
     (10) Business Days after any member of the Controlled Group obtains Knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or such Restricted Subsidiary to liability, individually or in the aggregate, in excess of $1,000,000, a written statement of the chief financial officer of the Borrower or such Restricted Subsidiary describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains Knowledge that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) has occurred which could reasonably be expected to subject the Borrower or such Restricted Subsidiary to a liability, individually or in the aggregate in excess of $1,000,000, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such Restricted Subsidiary has taken, is taking or proposes to take with respect thereto;

          (iii) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice from the IRS that a Plan is being disqualified under Section 401(a) of the Code, copies of each such letter; and

          (iv) within ten (10) Business Days after a request by the Agent, copies of the most recent annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

          (v) within ten (10) Business Days after a request by the Agent, copies of the most recent actuarial report for any Benefit Plan or Multiemployer Plan or if later ten (10) Business Days after receipt of such report by Borrower or any member of the Controlled Group;

          (vi) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request;

          (vii) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (viii) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (ix) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

          (x) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

For purposes of this Section 6.1(E), the Borrower, any of its Restricted Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the Administrator of any Plan (other than a Multiemployer Plan) of which the Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor.

     (F) Labor Matters. Notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of (i) any labor disputes to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities which individually, or in the aggregate, could be reasonably expected to have Material Adverse Effect, and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Restricted Subsidiaries.

     (G) Other Indebtedness. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officers' certificate) delivered by or on behalf of the Borrower to the holders of or trustee for the holders of funded Indebtedness (including without limitation the Senior Subordinated Notes) pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders or trustee, and (ii) a copy of each notice or other communication received by the Borrower from the holders of or trustee for the holders of funded Indebtedness (including, without limitation, the Senior Subordinated Notes) pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower.

     (H) Other Reports. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its public securities holders (including without limitation the holders of the Senior Subordinated Notes) or pursuant to Section 6.1.2(d) of the Purchase Agreement, dated as of February 27, 1997, in respect of the Holdings Subordinated Notes, filed with the Commission or delivered pursuant to the Indenture by the Borrower, all press releases made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder.

     (I) Environmental Notices. As soon as possible and in any event within ten
(10) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Restricted Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Restricted Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Restricted Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower or any Restricted Subsidiary to liability, individually or in the aggregate, in excess of $1,000,000.

     (J) Borrowing Base Certificate. As soon as practicable, and in any event within thirty (30) days after the close of each calendar month (and more often if reasonably requested by the Agent or the Required Lenders), the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate, together with such supporting documents as the Agent reasonably deems desirable, all certified as being true and correct by the chief financial officer or treasurer of the Borrower. The Borrower may update the Borrowing Base Certificate and supporting documents more frequently than monthly and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base at any time.

     (K) Other Information. Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to Holdings, the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

     6.2 Affirmative Covenants.

     (A) Corporate Existence, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries (if any) to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

     (B) Corporate Powers; Conduct of Business. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Restricted Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

     (C) Compliance with Laws, Etc. The Borrower shall, and shall cause its Restricted Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing unless failure to comply or obtain could not reasonably be expected to have a Material Adverse Effect.

     (D) Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay and the Borrower shall cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.3(C)) upon any of the Borrower's or such Restricted Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Holdings.

     (E) Insurance. The Borrower shall maintain for itself and its Restricted Subsidiaries, or shall cause each of its Restricted Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule
5.17 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower shall deliver to the Agent endorsements
(y) to all "All Risk" physical damage insurance policies on all of the Borrower's' tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, and (z) to all general liability and other liability policies naming the Agent an additional insured. In the event the Borrower or any of its Restricted Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

     (F) Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and cause each of the Borrower's Restricted Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender having a Pro Rata Share that is equal to or greater than five percent (5%) to visit and inspect any of the properties of the Borrower or any of its Restricted Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Stock Acquisition (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice, at reasonable intervals and at such reasonable times during normal business hours, as often as may be reasonably requested (unless a Default shall have occurred and be continuing in which case no such prior notice shall be required); provided that each Lender shall coordinate such visits through the Agent. The Borrower shall keep and maintain, and cause Holdings and each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral.

     (G) Insurance and Condemnation Proceeds. The Borrower directs (and, if applicable, shall cause its Restricted Subsidiaries to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; provided, however, so long as no Designated Default shall have occurred and be continuing or unless as a result thereof the Borrower would be required pursuant to the terms of the Indenture to make an offer to holders of the Senior Subordinated Notes to purchase any of the outstanding principal thereunder, the Agent shall remit such proceeds to the Borrower; provided, however, that for up to 180 days from the date of any loss, the Borrower shall commit such proceeds to restore, rebuild or replace the property subject to any insurance payment or condemnation award; and, provided, further, that at the end of such 180 day period the Borrower shall remit to the Agent any proceeds (other than proceeds that are less than $2,500,000 in connection with any single insurable event ("Excluded Proceeds")) not committed according to the preceding proviso, and the Agent shall, upon receipt of such proceeds and at the Borrower's direction, either apply the same to the principal amount of the Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Credit Availability in an amount equal to such application (the "Decision Reserve") or hold them as cash collateral for the Obligations. Each such policy shall contain a long-form loss-payable endorsement naming the Agent as loss payee, which endorsement shall be in form and substance acceptable to the Agent. For up to 180 days from the date of the Borrower remitting such proceeds to the Agent (the "Decision Period"), the Borrower may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur at any time during the Decision Period, should the Borrower notify the Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Borrower fail to notify the Agent of the Borrower's decision during the Decision Period, then the amounts held as cash collateral pursuant to this Section 6.2(G) or as the Decision Reserve shall upon the Required Lenders' direction be applied as a Designated Prepayment of the Obligations pursuant to Section 2.5(B). Proceeds held as cash collateral pursuant to this Section 6.2(G) or constituting the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; provided, however, should a Default occur after the Borrower has notified the Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral may, or shall, upon the Required Lenders' direction, be applied as a Designated Prepayment of the Obligations pursuant to Section 2.5(B). In the event the Decision Reserve is to be applied as a mandatory prepayment to the Obligations, the Borrower shall be deemed to have requested Revolving Loans in an amount equal to the Decision Reserve, and such Loans shall be made regardless of any failure of the Borrower to meet the conditions precedent set forth in Article IV. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall constitute Net Cash Proceeds of an Asset Sale and shall be applied as a Designated Prepayment of the Term Loans pursuant to Section 2.5(B).

     (H) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower's Restricted Subsidiaries to, and, to the extent the Borrower has joint and several liability therefor, shall cause Holdings to establish, maintain and operate all Plans to comply in all respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to subject the Borrower to liability in excess of $2,500,000.

     (I) Maintenance of Property. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.2(I) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

     (J) Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any Restricted Subsidiary to liability, individually or in the aggregate, in excess of $2,500,000.

     (K) Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (i) to effect the Stock Acquisition and the payment of Transaction Costs,
(ii) to provide funds for the repayment of the Refinanced Indebtedness, (iii) to provide funds for the working capital needs and other general corporate purposes of the Borrower, (iv) subject to the limitations contained in this Agreement, to provide funds for the working capital needs and other general corporate purposes of its Restricted Subsidiaries and (v) to repay outstanding Loans. The Borrower shall use the proceeds of the Term Loans solely for the purpose of facilitating the Stock Acquisition and paying Transaction Costs. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "Margin Stock" or to make any Acquisition, other than the Stock Acquisition and any Permitted Acquisition pursuant to Section 6.3(G).

     (L) Hedging Agreements. Within one-hundred and twenty (120) days after the Closing Date, the Borrower shall enter into, and shall thereafter maintain, Hedging Agreements on terms and with counterparties determined by the Borrower and reasonably acceptable to the Agent by which the Borrower is protected against increases in interest rates from and after the date of such contracts as to notional amount not less than forty percent (40%) of the aggregate outstanding amount of the Term Loans (the notional amount which is the subject of the First Chicago Hedging Agreement being counted toward such amount so long as such agreement remains in place) for the first two years during the term of this Agreement. In addition to the Obligations of the Borrower under the Existing First Chicago Hedging Agreement, in the event a Lender elects to enter into any Hedging Agreement with the Borrower required under this Section 6.2(L) or permitted under the terms of Section 6.3(R), the obligations of the Borrower with respect to such Hedging Agreement shall be Secured Obligations secured by the Collateral.

     (M) Separate Corporate Existence. The Borrower shall take all reasonable steps (including, without limitation, all steps which the Agent may from time to time reasonably request) to maintain its and its Restricted Subsidiaries' identity as separate legal entities and to make it apparent to third parties that Borrower and such Restricted Subsidiaries are each an entity with assets and liabilities distinct from those of Holdings and any of Holdings' Affiliates (other than the Borrower and its Subsidiaries) (each of Holdings and such of Holdings' Affiliates are referred to in this Section 6.2(M), as the "Parent"). Without limiting the generality of the foregoing, the Borrower shall:

          (i) require that all full-time employees of the Borrower and each of its Restricted Subsidiaries identify themselves as such and not as employees of its Parent;

          (ii) compensate all employees, consultants, investment bankers, accountants, lawyers and agents directly, from the Borrower's or such Restricted Subsidiary's applicable bank accounts, for services provided to the Borrower or such Restricted Subsidiary by such employees, consultants, investment bankers and agents and, if any employee, consultant, investment banker or agent of the Borrower or any of its Restricted Subsidiaries is also an employee, consultant, investment banker or agent of Parent, allocate the compensation of such employee, consultant, investment banker or agent between the Borrower or the Restricted Subsidiary, as applicable, and the Parent on the basis of actual use of the services so rendered to the extent practicable and, to the extent such allocation is not practical, on a basis reasonably related to actual use of such services;

          (iii) allocate all overhead expenses (including, without limitation, telephone and other utility charges and lease and office expenses) for items shared between the Borrower or any Restricted Subsidiary of the Borrower and Parent on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

          (iv) cause the Borrower and each Restricted Subsidiary of the Borrower to be named as an insured on the insurance policy covering its property, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Borrower or applicable Restricted Subsidiary;

          (v) maintain the Borrower's and its Restricted Subsidiaries' books and records complete and separate from those of the Parent;

          (vi) ensure that any of the Borrower's or Parent's consolidated financial statements or other public information for the Borrower and its Affiliates on a consolidated basis contain appropriate disclosures concerning the Borrower's separate existence;

          (vii) not maintain bank accounts or other depository accounts to which the Parent is an account party, into which the Parent makes deposits or from which the Parent has the power to make withdrawals;

          (viii) not permit the Parent to pay any of the Borrower's operating expenses (except when paid and charged pursuant to an allocation based upon actual use, to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use); and

          (ix) not pay dividends or make distributions, loans or other advances to Parent except to the extent duly authorized by its board of directors and in accordance with applicable corporate law.

     (N) Future Liens on Real Property. Subject to such exceptions as are set forth in the Security Agreement with respect to leases, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver to the Agent for the benefit of the Holders of Secured Obligations, contemporaneously with its acquisition or leasing of any real property after the Closing Date, a mortgage, deed of trust, collateral assignment or other appropriate instrument evidencing a Lien upon any such acquired property, lease or interest, to be in form and substance reasonably acceptable to the Agent and subject only to such Liens as otherwise shall be permitted by this Agreement.

     (O) Appraisals; Title Policy Endorsements. (i) If requested by the Agent at any time during the Syndication Period, the Borrower shall cooperate with the Agent in promptly obtaining (and shall reimburse the Agent for all costs and expenses in connection therewith) written appraisals of all of the Borrower's property, plant, equipment and fixed assets, which appraisals shall contain such information and be in such detail as is satisfactory to the Agent and which appraisals shall meet the guidelines established by the regulatory institutions having jurisdiction over banks and other financial institutions and shall be from an appraiser or appraisers satisfactory to the Agent and who meet the competency and independence guidelines established by such regulatory institutions.

          (ii) Within thirty (30) days of the Closing Date the Borrower shall deliver, or cause to be delivered, to the Agent an endorsement to the title policy in respect of the Mortgage removing any survey exception contained in such title policy.

     6.3 Negative Covenants.

     (A) Indebtedness. Neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or Off Balance Sheet Liabilities, except:

          (i) the Obligations;

          (ii) the Transaction Costs;

          (iii) the Indebtedness evidenced by the Senior Subordinated Notes;

          (iv) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

          (v) other Subordinated Indebtedness the terms (including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies) of which are acceptable to the Required Lenders when issued and Permitted Refinancing Indebtedness in respect thereof; provided, however, the aggregate outstanding principal amount of such Subordinated Indebtedness together with the aggregate outstanding principal amount of Indebtedness permitted under clauses (xv) and (xvi) below shall not at any time exceed the then applicable Aggregate Indebtedness Basket;

          (vi) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 6.2(D);

          (vii) Indebtedness constituting Contingent Obligations permitted by
     Section 6.3(E);

          (viii) Indebtedness arising from intercompany loans (a) from any Non-Restricted Subsidiary to the Borrower or to any Restricted Subsidiary,
     (b) from any Restricted Subsidiary to another Restricted Subsidiary, and
     (c) from the Borrower to any Restricted Subsidiary provided the aggregate amount of such Indebtedness under this clause (c) would constitute an Investment permitted under the terms of Section 6.3(D);

          (ix) Indebtedness in respect of Hedging Agreements permitted under
     Section 6.3(R);

          (x) secured or unsecured purchase money Indebtedness (including Capitalized Leases) or Indebtedness or Off Balance Sheet Liabilities in connection with sale and leaseback transactions, synthetic lease transactions, capital expenditures or similar financing transactions incurred by the Borrower or any of its Restricted Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) all such Indebtedness of the Borrower and its Restricted Subsidiaries does not exceed $7,500,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 6.3(C) (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness");

          (xi) Indebtedness with respect to performance, surety, statutory, appeal or similar bonds obtained by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

          (xii) Indebtedness incurred for ordinary administrative expenses, franchise taxes, accounting expenses, legal expenses, employee expenses, lease and office expenses, consultant expenses, investment banker expenses incurred by Holdings on behalf of the Borrower or any Restricted Subsidiary provided the allocation and payment of which complies with the terms of
     Section 6.2(M) above and Section 6.3(F) below;

          (xiii) unsecured Indebtedness with respect to management fees, consulting fees or investment banking fees (or other fees of a similar nature), to the extent that payment thereof would not be prohibited by
     Section 6.3(F);

          (xiv) Indebtedness in connection with the Deferred Limited Interest Guaranty;

          (xv) Indebtedness incurred by the Borrower or any Restricted Subsidiary to the Seller in any Permitted Acquisition as part of the consideration therefor, provided that the aggregate outstanding principal amount of such Indebtedness (including any Contingent Obligations incurred in connection therewith) together with the aggregate outstanding principal amount of Indebtedness permitted under clause (v) above and clause (xvi) below shall not at any time exceed the then applicable Aggregate Indebtedness Basket;

          (xvi) provided no Default has occurred and is continuing at the time of the incurrence thereof, any other Indebtedness which when aggregated with the outstanding principal amount of Indebtedness permitted under clauses (v) and (xv) above does not exceed the then applicable Aggregate Indebtedness Basket in the aggregate at any time;

          (xvii) Indebtedness incurred by any Non-Restricted Subsidiary so long as (a) such Indebtedness is nonrecourse to the Borrower and its Restricted Subsidiaries and the Borrower and its Restricted Subsidiaries have no direct or Contingent Obligations with respect to such Indebtedness and (b) the direct or indirect Indebtedness or Contingent Obligation of the Borrower and its Restricted Subsidiaries in respect thereof is permitted pursuant to clause (xvi) above;

          (xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business; and

          (xix) Indebtedness in connection with agreements providing for indemnification and purchase price adjustments in connection with the sale or disposition of any of the Borrower's or any Restricted Subsidiary's business, properties or assets permitted under the terms of Section 6.3(B);

provided, however, neither the Borrower nor any of its Subsidiaries shall create, incur, assume or otherwise become or remain directly or indirectly liable with respect to such Indebtedness if all such Indebtedness plus the unfunded portion of the Aggregate Revolving Loan Commitment, if funded, would cause the Borrower to exceed the limitation on Indebtedness contained in Section
4.07 of the Indenture (as amended, waived or modified from time to time) or which would render any portion of the Secured Obligations (assuming such Aggregate Revolving Loan Commitment was fully funded) unqualified as "Senior Indebtedness" as defined in the Indenture (as amended, waived or modified from time to time).

     (B) Sales of Assets. Neither the Borrower nor any of its Restricted Subsidiaries shall consummate any Asset Sale except:

          (i) the sale, lease, conveyance, disposition or other transfer of any Inventory in the ordinary course of business;

          (ii) the sale or other disposition of property in respect of ordinary course cash management related transactions in the ordinary course of business with respect to cash and Cash Equivalents;

          (iii) sale, lease, conveyance, disposition or other transfer of Equipment, Receivables or other assets in the ordinary course of the Borrower's business consistent with past practice (with reference to the Target's past practices for periods prior to the Closing Date);

          (iv) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort, or other similar claims of any kind;

          (v) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration therefor and other similar intellectual property;

          (vi) subject to the limitations set forth in Section 6.3(D), transfer of assets by the Borrower or any of its Subsidiaries to any of the Borrower or a Restricted Subsidiary;

          (vii) any Equity Offering by any Restricted Subsidiary, provided, that
     (a) the proceeds therefrom are used to repay the Obligations or any Indebtedness of such Restricted Subsidiary and (b) after consummation of such Equity Offering, the Borrower shall be the beneficial owner of at least eighty percent (80%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of the applicable Restricted Subsidiary;

          (viii) the sale or disposition of obsolete equipment or other obsolete assets;

          (ix) the exchange of assets for other non-cash assets that (A) are useful in the business of the Borrower and its Restricted Subsidiaries and
     (B) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors of the Borrower in good faith);

          (x) the disposition of obsolete Equipment in the ordinary course of business;

          (xi) transfers of assets (a) from any Non-Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (b) from any Restricted Subsidiary to another Restricted

     Subsidiary and (c) from the Borrower to any Restricted Subsidiary provided the aggregate amount of assets transferred under this clause (c) would constitute an Investment permitted under the terms of Section 6.3(D);

          (xii) transfers of assets constituting Investments permitted by
     Section 6.3(D) and Restricted Payments permitted by Section 6.3(F);

          (xiii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary in connection with a transaction permitted under Section 6.3(I);

          (xiv) the sale of the corporate aircraft owned by the Company on the Closing Date to Robert M. Wolff or his designees;

          (xv) the sale, transfer and/or termination of the officers' life insurance policies in effect as of the Closing Date;

          (xvi) Sale and Leaseback Transactions or other transactions permitted pursuant to Section 6.3(J); and

          (xvii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, provided that any such transaction (a) is for all cash consideration, (b) is for not less than fair market value (as determined by the board of directors of the Borrower in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of such board of directors set forth in an Authorized Officer's certificate delivered to the Agent or such other evidence as shall be reasonably acceptable to the Agent), (c) if applicable, the provisions of Section 2.5(B)(i) are complied with and (d) when combined with all such other transactions pursuant to this clause (xvii) (each such transaction being valued at book value) (1) during the immediately preceding twelve-month period, represents the disposition of not greater than ten percent (10.0%) of the Borrower's and its Restricted Subsidiaries' consolidated fixed assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (2) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than twenty percent (20.0%) of the Borrower's and its Restricted Subsidiaries' consolidated fixed assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into.

Not fewer than five (5) Business Days prior to the consummation of any transaction permitted by clause (xvi) above, the Borrower shall deliver to the Agent a certificate of an Authorized Officer certifying compliance with the requirements of clause (xvi) and showing in reasonable detail the calculations on which such certification is based.

     (C) Liens. Neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

          (i) Liens created by the Loan Documents or otherwise securing the Secured Obligations;

          (ii) Permitted Existing Liens and Liens securing Permitted Refinancing Indebtedness (provided such Liens are subordinated to the Liens created by the Loan Documents or otherwise securing the Secured Obligations);

          (iii) Customary Permitted Liens;

          (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's or any Restricted Subsidiary's acquisition thereof) securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or its Restricted Subsidiaries other than that purchased or subject to such Capitalized Lease;

          (v) Liens securing Indebtedness permitted under Section 6.3(A)(viii) provided such Liens are subordinated to the Liens created by the Loan Documents or otherwise securing the Secured Obligations;

          (vi) Environmental Liens and Liens in favor of the IRS or the PBGC provided the Indebtedness so secured does not at any time exceed $2,500,000 in the aggregate;

          (vii) Liens with respect to the property or assets of any Restricted Subsidiary in favor of the Borrower or any other Restricted Subsidiary; and

          (viii) other Liens securing Indebtedness of the Borrower or its Restricted Subsidiaries provided the Indebtedness so secured does not at any time exceed $2,000,000 in the aggregate.

In addition, neither the Borrower nor any or its Restricted Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as additional Collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Leases) may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of the Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness. Without in any way limiting the foregoing, other than Liens pursuant to the Pledge Agreement, no Liens on any Equity Interests of the Restricted Subsidiaries shall be permitted.

     (D) Investments. Neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly make or own any Investment except:

          (i) Investments in Cash Equivalents;

          (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

          (iii) Investments constituting securities or instruments received in connection with the bankruptcy restructuring or reorganization of suppliers and customers and in settlement of delinquent trade or other claims of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (iv) Investments consisting of deposit accounts maintained by the Borrower or any Restricted Subsidiary in connection with its cash management system, provided funds deposited in such deposit accounts (a) are subject to a Collection Account Agreement or (b) do not exceed $150,000 individually or $250,000 in the aggregate for all such other deposit accounts;

          (v) Investments of the Borrower in the Target pursuant to the consummation of the Stock Acquisition in an amount not in excess of the amounts required to be paid pursuant to the Stock Purchase Agreement as in effect as of the date hereof;

          (vi) Investments by any Non-Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

          (vii) Investments by any Restricted Subsidiary in any other Restricted Subsidiary;

          (viii) Investments by any Restricted Subsidiary in the Borrower;

          (ix) Investments by the Borrower in any Restricted Subsidiary; and

          (x) Investments by the Borrower or any Restricted Subsidiary in other Persons which do not in the aggregate exceed the applicable Aggregate Acquisition and Investment Basket at any time.

     (E) Contingent Obligations. Neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except:

          (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (ii) Permitted Existing Contingent Obligations and any extensions, renewals or replacements thereof, provided that any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to the

     Borrower or such Restricted Subsidiary than the terms of, the Permitted Existing Contingent Obligation being extended, renewed or replaced;

          (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Restricted Subsidiary;

          (iv) Contingent Obligations arising under the Transaction Documents;

          (v) Contingent Obligations with respect to surety and performance bonds obtained by borrower or any subsidiary in the ordinary course of business;

          (vi) Contingent Obligations with respect to the Deferred Limited Interest Guaranty;

          (vii) Contingent Obligations pursuant to the Incentive Compensation Plan;

          (viii) Contingent Obligations of the Restricted Subsidiaries pursuant to the Guaranties; and

          (ix) additional Contingent Obligations, including, without limitation, Contingent Obligations in respect of Indebtedness permitted pursuant to
     Section 6.3(A), which do not exceed an amount in the aggregate at any time equal to $2,500,000; provided, that if the Borrower shall have a Leverage Ratio of less than 4.25 to 1.0 for two consecutive fiscal quarters (as reflected in the financial statements (and corresponding compliance certificate) delivered pursuant to Section 6.1(A)(ii) or 6.1(A)(iii), such amount shall be increased effective as of the date of delivery of such financial statements to $5,000,000.

     (F) Restricted Payments. Neither the Borrower nor any of its Restricted Subsidiaries shall declare or make any Restricted Payment, except:

          (i) the Borrower may make (a) payments to Holdings sufficient to fund Holdings' payments under the Jordan Management Agreement as in effect as of the Closing Date for (1) consulting, financial, management and investment banking fees plus (2) out of pocket expenses and indemnities, provided that the obligations in respect of such fees under the Jordan Management Agreement shall be subordinated expressly to the Secured Obligations and
     (b) distributions to Holdings sufficient to fund Holdings' payment of directors' fees and indemnities (whether or not Holdings applies the funds to the payment of such directors' fees) provided that such Restricted Payments shall not exceed $150,000 plus out of pocket expenses in any fiscal year of the Borrower;

          (ii) so long as Holdings files consolidated income tax returns that include the Borrower, on the Business Day immediately preceding the date on which Holdings shall be required to make any tax related payment to any Governmental Authority, the Borrower may make distributions to Holdings to fund Holdings' payment of tax obligations, from funds legally available for such purpose, in an amount not to exceed the amount calculated pursuant to the Tax Sharing Agreement attached hereto as Exhibit P; provided, Holdings shall in turn utilize such amount thereof as is necessary to pay its consolidated tax obligations; provided, further, that after the occurrence and during the continuance of any Default or Unmatured Default, the amount permitted to be paid to Holdings shall not exceed the lesser of (1) the amount calculated pursuant to the Tax Sharing Agreement, (2) the "Consolidated Tax" (as defined in the Tax Sharing Agreement as in effect on the Closing Date) and (3) the "Calculated Tax" of the "Acquisition Group" (each as defined in the Tax Sharing Agreement as in effect on the Closing Date); and provided, further, any amount otherwise permitted to be paid under this clause (ii) shall be reduced by the amount of any tax related payments made directly by the Borrower or any Subsidiary to any Governmental Authority.

          (iii) the Borrower may make distributions to Holdings to fund (a) payments required to be made by and actually made by Holdings in respect of interest due on an unaccelerated basis on the Holdings Subordinated Debt, unless such payments are prohibited by the subordination terms applicable to such Indebtedness; provided, however, the Borrower may make such distributions with respect to the Holdings Subordinated Debt only on March 1 and September 1 of each year (or the Business Day immediately prior thereto if such date is not a Business Day); (b) (1) payments made by Holdings to repurchase its common stock made pursuant to Section 7.2, 7.3 or 7.4 of the Stockholders Agreement as in effect on the Closing Date and
     (2) payments required to be made by and actually made by Holdings in respect of amounts due on an unaccelerated basis on the Repurchase Indebtedness unless such payments are prohibited by the subordination terms applicable to such Repurchase Indebtedness in an aggregate amount for all such payments under clauses (1) and (2) not to exceed $4,000,000, such distributions to be made not earlier than one Business Day prior to the date on which Holdings is to make such payments; provided, that, Holdings shall first satisfy any such payment obligation by canceling Indebtedness under the Management Note, if any, of the Person to whom Holdings is obligated to make such payment; and (c) mandatory payments of dividends due on the Preferred Stock to the extent Indebtedness for such payments is Permitted Holdings Indebtedness under clause (c) of the definition thereof, such distributions to be made not earlier than one Business Day prior to the date on which Holdings is required to make such payments;

          (iv) the Borrower may make payments to Robert M. Wolff or to Holdings sufficient to make payment of amounts due under the Employment Agreements without taking into account any amendment, modification, supplement or restatement thereof or the adjustment of any such amount pursuant to the terms thereof resulting from a change of facts and circumstances after the date of this Agreement (other than increases in base salary approved pursuant to Section 2 of the Employment Agreement) unless the Agent and the Required Lenders shall have consented to the terms thereof if the effect of such amendment, modification, supplement, restatement or adjustment is to increase the amount or accelerate the time of payment of such amounts;

          (v) the Borrower may make mandatory payments of interest, principal or premium, if any, when due on the Permitted Subordinated Indebtedness unless such payments are prohibited by the terms of such Indebtedness or the subordination agreements related thereto;

          (vi) any Restricted Subsidiary may make distributions to the Borrower or to a Restricted Subsidiary;

          (vii) the Borrower or any Restricted Subsidiary may defease, redeem or repurchase Permitted Subordinated Indebtedness with the net cash proceeds from an issuance of Permitted Refinancing Indebtedness;

          (viii) any Restricted Subsidiary may defease, redeem or repurchase Permitted Subordinated Indebtedness with the net cash proceeds from the substantially concurrent sale (other than to the Borrower or any subsidiary of the Borrower) of Equity Interests of such Restricted Subsidiary (other than Redeemable Stock);

          (ix) payments in connection with the Stock Acquisition and related financing transactions as described under the "The Transactions" and "Use of Proceeds" provisions contained in the Offering Memorandum;

          (x) payments to Holdings in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges (other than income taxes which shall be governed by clause (ii) above) incurred by it relating to the business, operations or finances of the Borrower and its Restricted Subsidiaries and in respect of fees and related expenses associated with any registration statements relating to the Senior Subordinated Notes filed with the United States Securities and Exchange Commission and subsequent ongoing public reporting requirements with respect to the Notes; and

          (xi) mandatory payments, if any, relating to any purchase price adjustment pursuant to the terms of the Stock Purchase Agreement;

provided, however, that:

          (a) the Restricted Payments by the Borrower described in clause
     (iii)(a) above shall not be permitted if at the date of declaration or payment thereof either the Borrower was not in compliance with the financial covenants set forth in Section 6.4 as of the most recently completed fiscal quarter or if a Default under Section 7.1(a) shall have occurred and be continuing as of such date;

          (b) the Restricted Payments described in clauses (i)(a)(1), (iii)(b),
     (iii)(c) and (v) above shall not be permitted if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom;

          (c) if a Restricted Payment described in clause (i) above shall not be permitted to be made in the period prescribed above, then it cannot be made thereafter until after the Agent's and the Lenders' subsequent receipt of the audited financial statements to be delivered pursuant to Section 6.1(A)(iii), which financial statements shall reflect that no Default or Unmatured Default existed as of the date of such financial statements and the Agent's and the Lender's receipt of quarterly financial statements delivered pursuant to Section 6.1(A)(ii), which financial statements shall reflect that, for two consecutive quarters subsequent to the period in which the Borrower was not permitted to make the Restricted Payment described in clause (i) above, no Default or Unmatured Default existed as of the date of such financial statements; and

          (d) if a Restricted Payment described in clause (iii)(a) above with respect to the Holdings Subordinated Notes shall not be permitted to be made as of one of the dates prescribed above, but the Borrower is subsequently in compliance with the financial covenants in Section 6.4 (and would be in compliance assuming payment of scheduled interest payments on the Holdings Subordinated Debt) and is not in Default under Section 7.1(a), then Borrower may distribute to Holdings and Holdings may pay the interest payments that were not paid when due or a portion of such interest payments to the extent that after such payment Borrower would not be in Default under Section 7.1(a) or Section 7.1(b) with respect to Section 6.4.

     (G) Conduct of Business; Subsidiaries; Acquisitions.

          (i) Neither the Borrower nor any of its Restricted Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto.

          (ii) The Borrower may create, acquire and/or capitalize any Subsidiary organized under the laws of any state of the United States (a "New Subsidiary") after the date hereof pursuant to any transaction that is permitted by or not otherwise prohibited by this Agreement, provided that:

               (1) each New Subsidiary (other than any Non-Restricted Subsidiary) shall execute a Guaranty of the Obligations,

               (2) each New Subsidiary (other than any Non-Restricted Subsidiary) shall grant to the Agent, for the benefit of Holders of Secured Obligations, Liens on all of its assets, pursuant to documentation (including, without limitation, a Restricted Subsidiary Security Agreement, the various agreements referenced in the Restricted Subsidiary Security Agreement, UCC financing statements and, to the extent applicable Mortgages and Intellectual Property Agreements) in each case in form and substance satisfactory to the Agent,

               (3) all of the Equity Interests in each New Subsidiary owned by the Borrower or any other Restricted Subsidiary shall be pledged to the Agent, for the benefit of Holders of Secured Obligations, pursuant to the Pledge Agreement and other documentation in form and substance satisfactory to the Agent,

               (4) each New Subsidiary (other than a Non-Restricted Subsidiary) shall become a party to a contribution agreement among all of the Restricted Subsidiaries, pursuant to which each party thereto shall be entitled to contribution and indemnification from, and to be reimbursed by, each of the other parties thereto for certain amounts, such contribution agreement to be in form and substance satisfactory to the Agent,

               (5) the Agent and the Lenders shall have been provided with opinions of counsel to the Borrower and the New Subsidiary in connection with the Acquisition and the documentation to be executed and delivered by the New Subsidiary in scope, form and substance reasonably acceptable to the Agent and the Required Lenders,

               (6) each New Subsidiary shall become a party to the Tax Sharing Agreement,

               (7) each New Subsidiary (other than a Non-Restricted Subsidiary) shall become a party to the Deferred Limited Interest Guaranty,

               (8) upon the creation of any such New Subsidiary, the Borrower shall deliver to the Lenders a revised Schedule 5.8 listing such new Subsidiary, and such revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement, and

               (9) on and after the date the Borrower or any Restricted Subsidiary shall create, acquire and/or capitalize any New Subsidiary (other than a Non-Restricted Subsidiary), the Borrower or any Restricted Subsidiary shall own of record and beneficially, with sole voting and dispositive power, at least 80% of the outstanding shares of Voting Stock of each such New Subsidiary, and shall have the power, directly or indirectly, to elect a majority of the board of directors of each such New Subsidiary.

          (iii) Neither the Borrower nor any Restricted Subsidiary shall make any Acquisitions, other than Acquisitions meeting the following requirements (each such Acquisition constituting a "Permitted Acquisition"):

               (1) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

               (2) in the case of an Acquisition of Equity Interests of an entity, such Acquisition shall be of at least eighty percent (80%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of such entity;

               (3) the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower on the Closing Date;

               (4) the aggregate gross purchase price paid (including cash, non-cash consideration and assumption of Indebtedness) in connection with all of such Permitted Acquisitions shall not exceed the Aggregate Acquisitions and Investment Basket;

               (5) prior to each such Acquisition, the Borrower shall deliver to the Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Agent and the Required Lenders that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 6.3(A) in connection therewith, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with all of the financial covenants contained in Section 6.4 for such four fiscal quarters and the Borrower shall deliver to the Agent consolidating pro forma projections for the four quarter period including the quarter in which such Acquisition is to be consummated for the subsequent 3 fiscal quarters which projections shall indicate that the Borrower shall be able to meet all of its financial covenants during such period;

               (6) the Acquisition is consummated pursuant to a negotiated acquisition agreement and consummated on a non-hostile basis and is one for which the board of directors or other governing body of such Person being acquired has approved the terms of such Acquisition (if such Acquisition is a tender offer for the securities of a Person that is required to file periodic reports under the Exchange Act, or if by the terms of such Acquisition such board or other governing body approval is required) or for which (in any other case) the board of directors or other governing body of the Person owning the stock or assets being acquired (as the case may be) has approved the terms of such Acquisition;

               (7) in the case of the Acquisition by the Borrower or any Restricted Subsidiary of assets in connection with any Permitted Acquisition, the Borrower or Restricted Subsidiary shall have provided to the Agent, prior to the consummation of such Acquisition, updated schedules to the Security Agreement or Restricted Subsidiary Security Agreement, as applicable, and all UCC financing statements and other documentation required pursuant to such Security Agreement or Restricted Subsidiary Security Agreement in connection with the perfection and priority of the Agent's Liens;

               (8) prior to each such Acquisition, the Borrower shall provide the Agent and the Lenders with (a) financial information with respect to the target of such Acquisition (including historical financial statements, to the extent available) and (b) a description of the target of such Acquisition; and

               (9) effective as of the date of each such Acquisition (taking into account the effect of such purchase and any Indebtedness incurred in connection therewith), the Borrower shall deliver to the Agent a Borrowing Base Certificate, which Borrowing Base Certificate shall demonstrate that Revolving Credit Availability shall not be less than $5,000,000.

     (H) Transactions with Shareholders and Affiliates. Except for the transactions contemplated by the agreements, including performance by the applicable parties of the Obligations thereunder, set forth on Schedule 6.3(H) as such agreements are in effect as of the date hereof or any amendment permitted by the terms of this Agreement(provided any payments thereunder shall be governed by the terms of Section 6.3(F)) and except as otherwise permitted herein, neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly (i) pay any management fees, consulting fees, investment banking fees or other similar fees or compensation to any of the Jordan Stockholders, Management, MCIT or any other holder or holders of the Borrower's or Holdings' Equity Securities, other than wages, salaries and bonuses of employees who are also stockholders of the Borrower in the ordinary course and consistent with past practices or (ii) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Jordan Stockholder, Management, MCIT or holder or holders of any of its equity securities of the Borrower or Holdings, or with any Affiliate of the Borrower (other than Holdings, the Borrower and its Subsidiaries) which is not its Restricted Subsidiary, on terms that are less favorable to the Borrower or any of its Restricted Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder, Affiliate or MCIT (each such transaction or series of related transactions that are part of a common plan, an "Affiliate Transaction"), except to the extent that such Affiliate Transactions involve aggregate payments or other transfers in an aggregate amount not to exceed $2,500,000 for all such transactions from and after the date hereof. Without in any way limiting the foregoing, without the prior written consent of the Required Lenders, the Borrower shall not agree to any modification of, nor shall it permit, any modification to be made to the Affiliate Notes, nor shall it forgive any amounts payable thereunder, delay the date for payment of any amounts payable thereunder, reduce the interest payable thereunder or accept any non-cash consideration in payment of amounts payable thereunder.

     (I) Restriction on Fundamental Changes. Except for transactions permitted under Sections 6.3(B), 6.3(D) and 6.3(G), neither the Borrower nor any of its Restricted Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Restricted Subsidiary's business or property, whether now or hereafter acquired, except that (i) the Borrower and the Target may consummate the Merger, (ii) a Restricted Subsidiary of the Borrower may be merged into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or another Restricted Subsidiary of the Borrower.

     (J) Sales and Leasebacks; Off Balance Sheet Liabilities. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off Balance

Sheet Liabilities (other than Rate Hedging Obligations permitted to be incurred under the terms of Section 6.3(R) below) unless the aggregate amount, without duplication, of Indebtedness and Off Balance Sheet Liabilities incurred in connection therewith shall be permitted pursuant to Section 6.3(A)(x).

     (K) Margin Regulations. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

     (L) ERISA. The Borrower shall not (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL if such prohibited transaction, could result in liability, individually or in the aggregate, together with all other amounts under this Section 6.3(L) in excess of $2,500,000;

          (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, that has not been waived and that could give rise to a lien under Section 302(f) of ERISA;

          (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan where such failure could give rise to a lien under Section 302(f) of ERISA;

          (iv) terminate, or permit any Controlled Group member to terminate in a distress termination under Section 4041(c) of ERISA, any Benefit Plan which would result in any liability of the Borrower or any Controlled Group member under Title IV of ERISA;

          (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto if such failure could result in liability, individually or in the aggregate, together with all other amounts under this Section 6.3(L) in excess of $2,500,000;

          (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment where such failure could give rise to a lien under Section 302(f) of ERISA; or

          (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled group member is required to provide security to such Plan under Section 401(a)(29) of the Code.

     (M) Issuance of Capital Stock. Neither the Borrower nor any of its Restricted Subsidiaries shall issue any Voting Stock other than the issuance of common stock of a Restricted Subsidiary the Net Cash Proceeds of which are utilized in accordance with the requirements of Section 2.5 and provided that the Borrower shall at all times own of record and beneficially, in the aggregate, at least eighty percent (80%) of the shares of the issued and outstanding Voting Stock (measured by voting power rather than number of shares) of each Restricted Subsidiary.

     (N) Corporate Documents. Other than in connection with the Merger, neither the Borrower nor any of its Restricted Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective corporate documents (other than the by-laws and, in the case of by-laws, any of the material terms or provisions thereof) as in effect on the date hereof in any manner adverse to the interests of the Lenders in any material respect without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

     (O) Other Indebtedness. The Borrower shall not amend, modify or supplement, or permit any Restricted Subsidiary of the Borrower to amend, modify or supplement (or consent to any amendment, modification or supplement of), any document, agreement or instrument evidencing the Senior Subordinated Notes or any Permitted Subordinated Indebtedness (or any replacements, substitutions or renewals thereof) or pursuant to which the Senior Subordinated Notes or any Permitted Subordinated Indebtedness is issued or make any payment required as a result of such an amendment, modification or supplement, where such amendment, modification or supplement provides for the following or which has any of the following effects:

          (i) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest or how much of such a payment must be paid in cash instead of accrued or paid in kind;

          (ii) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

          (iii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

          (iv) increases the rate of interest accruing on such Indebtedness;

          (v) provides for the payment of additional fees or increases existing fees;

          (vi) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or a Restricted Subsidiary of the Borrower from taking certain actions), or event of default, in either case, in a manner which is more onerous or more restrictive to the Borrower (or any Restricted Subsidiary of the Borrower) or which is otherwise materially adverse to the Borrower and/or the Lenders or, in the case of adding covenants, which places additional restrictions on the Borrower or a Restricted Subsidiary of the Borrower or which requires the Borrower or any such Restricted Subsidiary to comply with more restrictive financial ratios or which requires the Borrower or any Restricted Subsidiary of the Borrower to better its financial performance from that set forth in the existing financial covenants;

          (vii) amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is materially adverse to the Borrower and/or the Lenders;

          (viii) amends, modifies or supplements the subordination provisions thereof; or

          (ix) modifies the Persons obligated with respect to such Indebtedness.

Neither Holdings, the Borrower nor any of its Subsidiaries shall make any payment or prepayment of principal, interest, fees or other charges on or with respect to, or any redemption, purchase, repurchase, retirement, defeasance, sinking fund or payment on any claim for damages or rescission with respect to the Holdings Subordinated Debt, the Indebtedness evidenced by the Senior Subordinated Notes or any other Permitted Subordinated Debt.

     (P) Fiscal Year. Neither Holdings, the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12- month period ending on June 30 of each calendar year.

     (Q) Subsidiary Covenants. Except as permitted by Section 6.3(G), the Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Restricted Subsidiary, make loans or advances or other Investments in the Borrower or any other Restricted Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Restricted Subsidiary.

     (R) Hedging Obligations. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower pursuant to Section 6.2(L) hereof or pursuant to which the Borrower has hedged its actual interest rate, foreign currency or commodity exposure (such hedging agreements are sometimes referred to herein as "Hedging Agreements"). All references in this Agreement to Hedging Agreements with the Lenders shall be deemed to include, without limitation, that certain Confirmation of Interest Rate Swap dated as of November 16, 1993 between the Target and First Chicago, in the notional amount of $7,000,000 (the "Existing First Chicago Hedging Agreement"), and all references in such Existing First Chicago Hedging Agreement to the Credit Agreement dated as of January 28, 1994 among the Target, the lenders parties thereto and First Chicago as agent for such lenders shall instead be references to this Agreement.

     (S) Change of Deposit Accounts. The Borrower shall not, and shall not permit any Restricted Subsidiary to, establish or maintain any deposit account with any bank or other financial institution other than those which have entered into a Collection Account Agreement in form and substance acceptable to the Agent or in connection with which the deposit account constitutes a permitted Investment under Section 6.3(D).

     6.4 Financial Covenants. The Borrower shall comply with the following:

     (A) Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Borrower and its Restricted Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, other than Capital Expenditures in connection with Permitted Acquisitions.

     "Consolidated Net Income" means, for any given period and Person, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with Agreement Accounting Principles; provided, however, that: (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such Acquisition shall be excluded and (ii) Consolidated Net Income of any Person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Account Principles Board Opinion Nos. 16 and 17 as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, Transaction Costs, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with actual or proposed Financings, Acquisitions or Asset Sale (including, but not limited to financing and refinancing fees), (D) any extraordinary or nonrecurring charges related to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and (E) any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Borrower or any Restricted Subsidiary as permitted by Agreement Accounting Principles or Regulation S-X under the Securities Act of 1933.

     "EBITDA" means, for any period, on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries, and, for the limited purpose of calculating the financial covenants set forth in this Section 6.4, on a consolidated basis for the Target and its consolidated Subsidiaries for any applicable period prior to the Closing Date, the sum, without duplication, of the amounts (without duplication) for such period of (i) Consolidated Net Income, plus (ii) charges against income for foreign, federal, state and local taxes and, without duplication, Restricted Payments paid in respect of such taxes pursuant to Section 6.3(F)(ii), plus (iii) Interest Expense to the extent deducted in computing Consolidated Net Income, plus (iv) Fees to the extent deducted in computing Consolidated Net Income, plus (v) depreciation expense and other non-cash charges, plus (vi) expenses for the applicable period associated with the Target's corporate aircraft and the Target's shareholder insurance policies, plus (vii) interest income to the extent not already included in Consolidated Net Income, plus (viii) to the extent deducted in computing Consolidated Net Income, all dividend payments on preferred stock, whether or not paid in cash, plus (ix) to the extent deducted in computing Consolidated Net Income, any extraordinary or nonrecurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109, plus (x) to the extent deducted in computing Consolidated Net Income, accruals in respect of the Incentive Compensation Plan, minus (xi) the portion of Consolidated Net Income attributable to the minority investments in other Persons, except the amount of such portion received in cash by the Company or its Restricted Subsidiaries, plus or minus (xii) extraordinary losses from Asset Sales to the extent deducted in computing Consolidated Net Income or extraordinary gains from Asset Sales (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with Agreement Accounting Principles which have been included in the determination of Net Income).

     "Fees" means fees (including, without limitation, agency and unused commitment fees) and discounts with respect to (i) Letters of Credit and (ii) Indebtedness evidenced by this Agreement.

     "Interest Expense" means, for any period, (i) the total interest expense of the Borrower and its consolidated Restricted Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), but excluding interest expense not payable in cash (including amortization of discount), plus
(ii) any Restricted Payments made to Holdings in accordance with the provisions of Section 6.3(F)(iii)(a), all as determined in conformity with Agreement Accounting Principles.

     "Net Income" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles excluding, however, any gain or loss (together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

     (B) Interest Expense Coverage Ratio. The Borrower shall maintain a ratio (the "Interest Expense Coverage Ratio") of (i) EBITDA to (ii) Interest Expense for the applicable period of at least:

          (1) 1.20 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending on June 30, 1997 through the fiscal quarter ending on December 31, 1997;

          (2) 1.30 to 1.00 for the fiscal quarter ended on March 31, 1998;

          (3) 1.35 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending June 30, 1998 through the fiscal quarter ending December 31, 1998;

          (4) 1.40 to 1.00 for the fiscal quarter ending on March 31, 1999;

          (5) 1.45 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending June 30, 1999 through the fiscal quarter ending December 31, 1999;

          (6) 1.50 to 1.00 for the fiscal quarter ending on March 31, 2000;

          (7) 1.55 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending June 30, 2000 through the fiscal quarter ending September 30, 2000;

          (8) 1.60 to 1.00 for the fiscal quarter ending on December 31, 2000;

          (9) 1.65 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending on March 31, 2001 through the fiscal quarter ending June 30, 2001;

          (10) 1.70 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending on September 30, 2001 through the fiscal quarter ending December 31, 2001; and

          (11) 1.75 to 1.00 for each fiscal quarter thereafter until the Termination Date.

In each case the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day (provided, however, (a) for the fiscal quarter ending June 30, 1997, the Interest Coverage Ratio shall be calculated using Interest Expense for the fiscal quarter ending June 30, 1997 multiplied by four (4) and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on June 30, 1997, (b) for the fiscal quarter ending September 30, 1997, the Interest Coverage Ratio shall be calculated using Interest Expense for the two fiscal quarters ending September 30, 1997 multiplied by two (2) and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on September 30, 1997, and (c) for the fiscal quarter ending December 31, 1997, the Interest Coverage Ratio shall be calculated using Interest Expense for the three fiscal quarters ending December 31, 1997 multiplied by four-thirds (4/3) and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on December 31, 1997; provided, further, that the Interest Coverage Ratio shall be calculated with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgement).

     (C) Fixed Charge Coverage Ratio. The Borrower shall maintain a ratio ("Fixed Charge Coverage Ratio") of: (i) EBITDA minus Capital Expenditures to
(ii) the sum of the amounts, without duplication of (a) Interest Expense, plus
(b) Fees, plus (c) Taxes, plus (d) Restricted Payments of the type referred to in clauses (i), (ii), (iii) and (iv) of the definition of Restricted Payments, plus (e) cash payments under the Incentive Compensation Plan, plus (f) scheduled amortization of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness of the Borrower and its Restricted Subsidiaries during such period of at least:

          (1) 1.00 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending on June 30, 1997 through the fiscal quarter ending on March 31, 1998;

          (2) 1.01 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ended on June 30, 1998 through the fiscal quarter ending September 30, 1998;

          (3) 1.02 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1998 through the fiscal quarter ending September 30, 1999;

          (4) 1.03 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1999 through the fiscal quarter ending June 30, 2000;

          (5) 1.04 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ended September 30, 2000 through the fiscal quarter ending December 31, 2000;

          (6) 1.05 to 1.00 for the fiscal quarter ending March 31, 2001; and

          (7) 1.02 to 1.00 for each fiscal quarter thereafter until the Termination Date.

In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day (provided, however, (a) for the fiscal quarter ending June 30, 1997, the Fixed Charge Coverage Ratio shall be calculated using Interest Expense, Fees and schedule amortization for the fiscal quarter ending June 30, 1997 multiplied by four (4) and Capital Expenditures and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on June 30, 1997, (b) for the fiscal quarter ending September 30, 1997, the Fixed Charge Coverage Ratio shall be calculated using Interest Expense, Fees and schedule amortization for the two fiscal quarters ending September 30, 1997 multiplied by two (2) and Capital Expenditures and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on September 30, 1997, and
(c) for the fiscal quarter ending December 31, 1997, the Fixed Charge Coverage Ratio shall be calculated using Interest Expense, Fees and schedule amortization for the three fiscal quarters ending December 31, 1997 multiplied by four-thirds (4/3) and Capital Expenditures and EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period ending on December 31, 1997; provided, further, that the Fixed Charge Coverage Ratio shall be calculated with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgement).

     (D) Maximum Leverage Ratio. The Borrower shall not permit the ratio ("Leverage Ratio") of (i) Indebtedness and Off Balance Sheet Liabilities incurred pursuant to Section 6.3(J)

(other than Indebtedness in respect of commercial Letters of Credit) of the Borrower and its Restricted Subsidiaries (calculated on a consolidated basis) for borrowed money to (ii) EBITDA to exceed the ratio set forth below at the end of the fiscal quarter ending on the corresponding date set forth below:

         Period Ending                               Maximum Leverage Ratio
         -------------                               ----------------------
         June 30, 1997                               6.5 to 1.00
         September 30, 1997                          6.5 to 1.00
         December 31, 1997                           6.5 to 1.00

         March 31, 1998                              6.25 to 1.00
         June 30, 1998                               5.95 to 1.00
         September 30, 1998                          5.90 to 1.00
         December 31, 1998                           5.85 to 1.00

         March 31, 1999                              5.75 to 1.00
         June 30, 1999                               5.75 to 1.00
         September 30, 1999                          5.50 to 1.00
         December 31, 1999                           5.50 to 1.00

         March 31, 2000                              5.25 to 1.00
         June 30, 2000                               4.95 to 1.00
         September 30, 2000                          4.90 to 1.00
         December 31, 2000                           4.75 to 1.00

         March 31, 2001                              4.75 to 1.00
         June 30, 2001                               4.75 to 1.00

         September 30, 2001
         and each quarter
         thereafter                                  4.50 to 1.00

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (A) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (B) for EBITDA, the actual amount for the four-quarter period ending on such day (provided, however, for the first four of such calculations, the Leverage Ratio shall be calculated using EBITDA of the Target (for the period prior to the Closing Date) and the Borrower (for the period commencing on the Closing Date and thereafter) for the four-quarter period then ending; provided, further, that EBITDA shall be calculated with respect to Permitted Acquisitions on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the Seller, broken down by fiscal quarter in the Borrower's reasonable judgment).


ARTICLE VII:  DEFAULTS

     7.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

     (a) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

     (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

          (i) Sections 6.1(C) (Lawsuits), 6.1(D) (Insurance), 6.1(E) (ERISA Notices), 6.1(F) (Labor Matters), 6.1(G) (Other Indebtedness), 6.1(H) (Other Reports), 6.1(I) (Environmental Notices), 6.1(K) (Other Information), 6.2(B) (Corporate Powers), 6.2(F) (Inspection of Property), 6.3(L) (ERISA), 6.3(M) (Issuance of Capital Stock), 6.3(N) (Corporate Documents), 6.3(R) (Hedging Obligations) or 6.3(S) (Deposit Accounts) and such failure shall continue unremedied for thirty (30) days;

          (ii) Section 6.1(A) (Financial Reporting), 6.1(B) (Notice of Default) or 6.1(J) (Borrowing Base Certificate) and such failure shall continue unremedied for five (5) Business Days; or

          (iii) Section 6.3(A) (Indebtedness), 6.3(C) (Liens), 6.3(D) (Investments), 6.3(E) (Contingent Obligations), 6.3(F) (Restricted Payments), 6.3(G) (Conduct of Business, Subsidiaries, Acquisitions), 6.3(H) (Affiliate Transactions), 6.3(I) (Fundamental Changes), 6.3(J) (Sale/Leaseback), 6.3(K) (Margin Regulations), 6.3(O) (Other Indebtedness), 6.3(P) (Fiscal Year), or 6.3(Q) (Subsidiary Covenants), or 6.4(B) (Interest Expense Coverage Ratio), 6.4(C) (Fixed Charge Coverage Ratio), or 6.4(D) (Maximum Leverage Ratio).

     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by the Borrower or any of its Restricted Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

     (d) Other Defaults. The Borrower shall default in the performance of or compliance with any material term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) of this Section 7.1), or the Borrower or any of its Restricted Subsidiaries shall default in the performance of or compliance with any material term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

     (e) Default as to Other Indebtedness; Operating Leases. The Borrower or any of its Restricted Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations) the outstanding principal amount of which

Indebtedness is in excess of $5,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower or Restricted Subsidiary, as applicable, offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Restricted Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

          (i) An involuntary case shall be commenced against Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries or over all or a substantial part of the property of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries or of all or a substantial part of the property of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, the Borrower or any of the Borrower's Restricted Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or
(v) take any corporate action to authorize any of the foregoing.

     (h) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $2,500,000 is (are) entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five
(45) days.

     (i) Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

     (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations or enforce their rights against the Collateral ceases to be in full force and effect (other than a partial or full release in accordance with the terms thereof or as a result of any act or omission of the Agent or any Lender) or the Borrower or any of the Borrower's Restricted Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or the Borrower or any such Restricted Subsidiary seeks to render such Liens, invalid and unperfected, or (ii) Liens on Collateral in favor of the Agent contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect (other than as a result of any Customary Permitted Lien or a partial or full release in accordance with the terms thereof or as a result of any act or omission of the Agent or any Lender), or such Liens shall not have the priority contemplated by this Agreement or the Loan Documents (other than a partial or full release in accordance with the terms thereof or as a result of any act or omission of the Agent or any Lender).

     (k) Termination Event. Any Termination Event occurs which the Required Lenders believe could reasonably be expected to subject the Borrower to liability, individually or in the aggregate, in excess of $2,500,000.

     (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability, individually or in the aggregate, in excess of $2,500,000.

     (m) Change of Control. A Change of Control shall occur.

     (n) Hedging Agreements. Nonpayment by the Borrower of any obligation within five (5) Business Days of the date when due under any Hedging Agreements entered into with any Lender or the breach by the Borrower of any term, provision or condition contained in any such Hedging Agreements.

     (o) Environmental Matters. The Borrower or any of its Restricted Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Restricted Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Restricted Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Restricted Subsidiaries, which, in any case, has or could reasonably be expected to subject the Borrower or any Restricted Subsidiary to liability, individually or in the aggregate, in excess of $2,500,000.

     (p) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the terms of such guarantee agreement.

     (q) Failure of Subordination. The subordination provisions of the documents and instruments evidencing the Senior Subordinated Notes, the Deferred Limited Interest Guaranty, the MCIT Turnover Agreement, the Holdings Turnover Agreement, the Jordan Management Agreement, any Permitted Subordinated Indebtedness, Holdings Subordinated Debt or any other Permitted Holdings Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect.

     (r) Holdings Indebtedness. Holdings shall incur any Indebtedness other than Permitted Holdings Indebtedness or Holdings shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Permitted Holdings Indebtedness the outstanding principal amount of which Indebtedness is in excess of $5,000,000 or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Permitted Holdings Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that Holdings offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Holdings (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (s) Holding Company Investments and Activities. Holdings shall (i) make any Investment other than (w) Investments in the Borrower, (x) Investments in the Management Notes, (y) other loans to employees and (z) Investments in Cash Equivalents; (ii) engage directly or indirectly (other than indirectly as a result of its ownership of the Equity Interests of the Borrower) in any operating business enterprise or other activities other than the ownership of the Equity Interests of the Borrower and the activities incidental thereto; or
(iii) create, capitalize or acquire any Subsidiary other than the Borrower and its Subsidiaries.

     (t) Turnover by Holdings of Restricted Payments. In the event that any Restricted Payments are made by Borrower to Holdings in violation of Section 6.3(F), such Restricted Payment shall not be paid over by Holdings to the Agent for application to or as collateral for the payment of the Obligations promptly but in any event within five (5) days of request therefor by the Agent or any Lender or any other material default or breach shall have occurred under the terms of the Holdings Turnover Agreement.

     (u) MCIT Turnover. Any material default or breach shall have occurred under the terms of the MCIT Turnover Agreement.

     (v) Pledge of Borrower's Equity Interests. Holdings shall pledge, hypothecate, encumber or otherwise create, incur, assume or suffer to exist any Lien (other than any Customary Permitted Lien) upon or with respect to any Equity Interests of the Borrower.

     (w) Holdings shall fail to pay all taxes, assessments and other governmental charges within thirty (30) days following the imposition thereof upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon; provided, however, that no such taxes, assessments and governmental charges (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

     (x) Title Policy Endorsement. A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 8.3.


ARTICLE VIII:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND
REMEDIES

     8.1 Termination of Commitments; Acceleration. If any Default described in
Section 7.1(f) or 7.1(g) occurs with respect to the Borrower, Holdings or any Restricted Subsidiary the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and shall be continuing, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives; provided that if such Default is cured or waived by the Required Lenders (or all of the Lenders if required pursuant to Section 8.3), the obligation of the Lenders to make Loans shall be reinstated.

     8.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.10;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

          (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose Pro Rata Shares represent equal to or greater than sixty-six and two thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 8.2(ii),
     (A) such Lender shall not be entitled to (and the Borrower shall not be obligated to make any payment in respect of) any commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to (and the Borrower shall not be obligated to make any payment in respect of) any letter of credit fees.

     8.3 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (i) Postpone or extend the Revolving Loan Termination Date, either Term Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations, provided that any modification of the last sentence of Section 2.5(A) or the provisions of Section 2.5(B)(i)(e) which reduces the percentage of any prepayment to the Term Loan A Lenders or Term Loan B Lenders shall require the consent of (1) those Lenders whose aggregate A Term Loans are greater than or equal to 662/3 of the aggregate A Term Loans, if the Term Loan A Lenders' prepayment percentage is reduced, or (2) those Lenders whose aggregate B Term Loans are greater than or equal to 662/3 of the aggregate B Term Loans, if the Term Loan B Lenders' prepayment percentage is reduced and (b) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof).

          (ii) Reduce the principal amount of any Loans or L/C Obligations or the rate of interest thereon or any fees or other amounts payable to such Lender.

          (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

          (iv) Increase the amount of the Revolving Loan Commitment or any Term Loan Commitment of any Lender hereunder (except with respect to an increase in the amount, or other modification to the terms or components, of the Borrowing Base).

          (v) Permit the Borrower to assign its rights under this Agreement.

          (vi) Amend this Section 8.3.

          (vii) Release any guarantor (including without limitation any Restricted Subsidiary) of the Obligations or all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent or (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank. The Agent may waive payment of the fee required under Section 12.3(B) without obtaining the consent of any of the Lenders.

     8.4 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


ARTICLE IX:  GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall only be deemed to be made on the Closing Date and each Borrowing Date and shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Performance of Obligations. The Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this
Section 9.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.3 within one
(1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Effective Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.3 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

     9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7 Expenses; Indemnification.

     (A) Expenses. The Borrower shall reimburse the Agent for any reasonable and documented costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, amendment and modification of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable and documented costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Lenders, which attorneys and paralegals may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement (whether by legal proceedings, negotiation, or otherwise) of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit, collateral analysis or other business analysis performed by the Agent or any of its agents for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis (provided, however, that the Borrower's obligation to reimburse the Agent for such expenses incurred at a time when no Default has occurred and is continuing shall be limited in each fiscal year to the audit expense annual cap amount separately agreed to in the letter dated February 27, 1997 from the Agent to the Borrower). Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 9.7(A).

     (B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

          (i) this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto or to the Stock Acquisition or Merger, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

          (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of Holdings, the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from (x) a dispute among the Lenders or a dispute between any Lender and the Agent, (y) a dispute between the Agent or any Lender and any participant or among them or (z) the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

     (C) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by Holdings, the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement, the other Loan Documents or in connection with the Stock Purchase Acquisition (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 9.7 shall survive the termination of this Agreement.

     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.11 GOVERNING LAW. THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. WITHOUT LIMITING ANY OF THE FOREGOING, ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, ANY LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

     9.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF BOND.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS.

     (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE AGENT, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON.

     (C) SERVICE OF PROCESS; WAIVERS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, IRREVOCABLY APPOINTS THE CORPORATION TRUST COMPANY, THE BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801, AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE AND EACH OF THE OTHER PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (D) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR

OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     9.13 JURY TRIAL WAIVER; ADVICE OF COUNSEL

     (A) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (B) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 9.13, WITH ITS COUNSEL.

     9.14 Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any Restricted Subsidiary, any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Subsidiary Guarantor all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Restricted Subsidiary (whether constituting part of Collateral given to any Holder of Secured Obligations or the Agent to secure payment of all or any part of the Secured Obligations or otherwise) shall be and are subordinated to the rights of the Holders of Secured Obligations and the Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Holders of Secured Obligations have been terminated. If all or any part of the assets of any Restricted Subsidiary, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Restricted Subsidiary, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Restricted Subsidiary is dissolved or if substantially all of the assets of any Restricted Subsidiary are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Subsidiary Guarantor to the Borrower ("Intercompany Indebtedness") shall be paid or delivered directly to the Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied. The Borrower irrevocably authorizes and empowers the Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of the Borrower such proofs of claim and take such other action, in the Agent's own name or in the name of the Borrower or otherwise, as the Agent may deem necessary or advisable for the enforcement of this Section 9.14. The Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness prior to the satisfaction of all of the Secured Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements among the Borrowers and the Holders of Secured Obligations, the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holders of Secured Obligations. If the Borrower fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Secured Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements among the Borrower and the Holders of Secured Obligations have been terminated, the Borrower will not assign or transfer to any Person (other than the Agent) any claim the Borrower has or may have against any Restricted Subsidiary.

     9.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


ARTICLE X:  THE AGENT

     10.1 Appointment; Nature of Relationship. The First National Bank of Chicago is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Holder of Secured Obligations by reason of this Agreement and that the Agent is merely acting as the representative of the Holders of Secured Obligations with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the contractual representative of the Holders of Secured Obligations, the Agent (i) does not assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a "representative" of the Holders of Secured Obligations within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Secured Obligations, agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations waives.

     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

     10.4 No Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, Holdings, the Borrower or any of their respective Subsidiaries.

     10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8 The Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent.

     10.9 Rights as a Lender. With respect to its Revolving Loan Commitment, its Term Loan Commitment, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

     10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by Holdings and the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12 Collateral Documents. (a) Each Lender authorizes the Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations other than the Agent shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

          (b) In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Holders of Secured Obligations.

          (c) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.12(c).

          (d) Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.


ARTICLE XI:  SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Designated Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     11.3 Application of Payments. Subject to the provisions of Section 2.5 and
Section 8.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay interest on and then principal of any advance made under Section 9.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

          (E) fifth, to pay interest due in respect of Swing Line Loans;

          (F) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

          (G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

          (H) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Hedging Agreements with any Lender (or affiliate thereof) in such order as the Agent may determine in its sole discretion;

          (I) ninth, to provide required cash collateral if any pursuant to
     Section 2.24; and

          (J) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to the outstanding Revolving Loans and, second, to the outstanding Term Loans, in each case, first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the issuer(s) of Letters of Credit and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.

     11.4 Relations Among Lenders.

     (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

     (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


ARTICLE XII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section
12.3 hereof. Notwithstanding clause (ii) of this Section 12.1, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2 Participations.

     (A) Permitted Participants; Effect. Subject to the terms set forth in this
Section 12.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro-rata or non pro-rata basis; provided that without the prior consent of the Agent the amount of such participation shall not be for less than $5,000,000. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Section 2.15(E) and Article III hereof, the Participants shall be entitled to the same rights and duties as if they were Lenders. Any provision hereof to the contrary notwithstanding, no Participant shall be entitled to receive any greater payment under Section 2.15(E) or Article III than the Lender from which such Participant purchased its participation would have been entitled to receive had no such participation taken place.

     (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the Collateral, if any, securing any such Loan.

     (C) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3 Assignments.

     (A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all or any portion of the Loans owing to it, all or any portion of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this Section 12.3 on a pro rata or non-pro rata basis; provided, however that no such assignment to a Purchaser which is not a Lender or Affiliate thereof shall be permitted without the Borrower's prior written consent (which consent shall not be unreasonably withheld provided it shall be deemed reasonable grounds for denying such consent, without limitation, if the Borrower determines that such assignment may reasonably be expected to result in the payment by the Borrower of amounts under Section 2.15(E) or Article III greater than would be payable if such assignment were not consummated and the proposed assignee is not willing to waive such amounts). Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit G hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves Loans and Commitments in an aggregate amount of at least $5,000,000. Notice to the Agent and consent of the Agent (which consent shall not be unreasonably withheld) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

     (B) Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit G hereto (a "Notice of Assignment"), together with any consent required by Section 12.3(A) hereof, and (ii) payment of a $3,500 fee by the assignee or assignor (as agreed) to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment and their Term Loans, as adjusted pursuant to such assignment.

     (C) The Register. The Agent shall maintain at its address referred to in
Section 13.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 12.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 12.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     12.4 Confidentiality. Subject to Section 12.5, the Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being agreed that such confidential information and other information are intended to be used solely in connection with evaluation of the performance of the Borrower and its Restricted Subsidiaries by the Lenders under the Loan Documents and the enforcement of rights and obligations under the Loan Documents, and are not to be used for any other purpose, including in connection with extending of credit to, analyzing or advising any competitor of the Borrower; provided, however, any Lender may make disclosure as required or requested by any Governmental Authority or representative thereof or pursuant to legal process. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower.

     12.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Holdings, the Borrower and its Subsidiaries and the Collateral; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 12.4 the confidentiality of any confidential information described therein; and provided, further, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it in connection with this Agreement..


ARTICLE XIII:  NOTICES

     13.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties; provided, however, that borrowing notices shall be delivered to the Agent at One First National Plaza, Suite 0173, Chicago, Illinois 60670-0088, Attention: Nathan L. Bloch, Telephone No.: 312/732-2243, Facsimile No.: 312/732-1117. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

     13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV:  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                  [Remainder of This Page Intentionally Blank]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                 GFSI, INC.,
                                 as the Borrower


                                 By: /s/ A. Richard Caputo, Jr.
                                    --------------------------------------------
                                    Name:  A. Richard Caputo, Jr.
                                    Title: Vice President

                                 Address:
                                 9700 Commerce Parkway
                                 Lenexa, KS 66219
                                 Attention:  Robert Shaw
                                 Telephone No.:  913/888-0445
                                 Facsimile No.:   913/752-3346

                                 with a copy to:

                                 The Jordan Company
                                 9 West 57th Street, 40th Floor
                                 New York, New York  10019
                                 Attention:  A. Richard Caputo, Jr.
                                 Telephone:  212/572-0800
                                 Facsimile No.: 212/755-5263


                                 THE FIRST NATIONAL BANK OF
                                 CHICAGO, as Agent, as the Swing Line Bank
                                   and as a Lender

                                 By: /s/ Nathan L. Bloch
                                    --------------------------------------------
                                    Name:  Nathan L. Bloch
                                    Title:  First Vice President

                                 Address:
                                 One First National Plaza
                                 Suite 0088
                                 Chicago, Illinois  60670-0173
                                 Attention:  Nathan L. Bloch
                                 Telephone No.: 312/732-2243
                                 Facsimile No.: 312/732-1117


                    Signature Page to GFSI Credit Agreement
                         dated as of February 27, 1997